Exhibit 10.1

SENIOR SECURED LOAN AND SECURITY AGREEMENT

dated as of November 14, 2024

by and among

REED’S INC.,

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

Cantor Fitzgerald Securities,

as Administrative Agent and Collateral Agent

Table of Contents

1.	DEFINITIONS AND OTHER TERMS		1

	1.1	Terms	1
	1.2	Section References	1
	1.3	Divisions	1
	1.4	Definitions	1

2.	LOANS AND TERMS OF PAYMENT		26

	2.1	Promise to Pay	26
	2.2	Revolving Loans	26
	2.3	Payment on the Revolving Loans	29
	2.4	Fees	30
	2.5	Taxes; Increased Costs	30
	2.6	[Reserved]	30
	2.7	[Reserved]	30
	2.8	[Reserved]	30
	2.9	Borrowing Requests	30
	2.10	[Reserved]	31

3.	CONDITIONS OF LOANS		31

	3.1	Conditions Precedent to the Effective Date	31
	3.2	Additional Conditions Precedent to Revolving Loans	31
	3.3	Additional Conditions Precedent to Revolving Loans after the Effective Date	33
	3.4	Covenant to Deliver	34
	3.5	Procedures for Borrowing	34
	3.6	Post-Closing Obligations	34

4.	CREATION OF SECURITY INTEREST		34

	4.1	Grant of Security Interest	34
	4.2	Authorization to File Financing Statements	35

5.	REPRESENTATIONS AND WARRANTIES		35

	5.1	Due Organization, Authorization: Power and Authority	35
	5.2	Collateral	36
	5.3	Subsidiaries’ Equity Interests	37
	5.4	Litigation	37
	5.5	No Broker’s Fees	37
	5.6	No Material Adverse Change; Financial Statements	37

	5.7	Solvency	37
	5.8	Regulatory Compliance	37
	5.9	Investments	38
	5.10	Tax Returns and Payments; Pension Contributions	38
	5.11	Use of Proceeds	38
	5.12	Full Disclosure	38
	5.13	Enforceability	39
	5.14	[Reserved]	39
	5.15	[Reserved]	39
	5.16	[Reserved]	39
	5.17	Exchange Act Compliance	39
	5.18	[RESERVED]	39
	5.19	[RESERVED]	39

6.	AFFIRMATIVE COVENANTS		39

	6.1	Government Compliance	39
	6.2	Financial Statements, Reports, Certificates; Notices	40
	6.3	Inventory; Returns	43
	6.4	Taxes; Pensions	43
	6.5	Insurance	43
	6.6	Collateral Accounts	43
	6.7	Protection of Intellectual Property Rights	44
	6.8	Litigation Cooperation	44
	6.9	Landlord Waivers; Bailee Waivers	44
	6.10	Creation/Acquisition of Subsidiaries	44
	6.11	Further Assurances	45
	6.12	[Reserved]	45
	6.13	Use of Proceeds	45
	6.14	Compliance with Laws	45

7.	NEGATIVE COVENANTS		45

	7.1	Dispositions	45
	7.2	Changes in Business or Business Locations	46
	7.3	Mergers or Acquisitions	46
	7.4	Incurrence of Indebtedness and Issuance of Preferred Stock	46
	7.5	Encumbrance	47
	7.6	Maintenance of Collateral Accounts	47

	7.7	Restricted Payments	47
	7.8	Investments	49
	7.9	Transactions with Affiliates	49
	7.10	Compliance	51
	7.11	Compliance with Anti-Terrorism Laws	51
	7.12	Limitation on Issuance of Capital Stock	51
	7.13	Amendments to Material Documents	52
	7.14	Minimum Liquidity	52
	7.15	Inventory / AR Liquidity	52

8.	EVENTS OF DEFAULT		52

	8.1	Payment Default	52
	8.2	Covenant Default	52
	8.3	Material Adverse Change	52
	8.4	Attachment; Levy; Restraint on Business	52
	8.5	Insolvency	53
	8.6	Other Agreements	53
	8.7	Judgments	53
	8.8	Misrepresentations	53
	8.9	Change of Control	53
	8.10	Guaranty	53
	8.11	Governmental Approvals; ERISA	54
	8.12	Lien Priority	54

9.	RIGHTS AND REMEDIES		54

	9.1	Rights and Remedies	54
	9.2	Power of Attorney	56
	9.3	Protective Payments	56
	9.4	Application of Payments and Proceeds	57
	9.5	Liability for Collateral	57
	9.6	No Waiver; Remedies Cumulative	57
	9.7	Demand Waiver	58
	9.8	Grant of Intellectual Property License	58
	9.9	Setoff and Sharing of Payments	58

10.	NOTICES		59

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER		60

	11.1	Waiver of Jury Trial	60

	11.2	Governing Law and Jurisdiction	60
	11.3	Submission to Jurisdiction	61
	11.4	Service of Process	61
	11.5	Non-exclusive Jurisdiction	61

12.	GENERAL PROVISIONS		62

	12.1	Successors and Assigns	62
	12.2	Indemnification	62
	12.3	Severability of Provisions	63
	12.4	Correction of Loan Documents	63
	12.5	Amendments in Writing; Integration	63
	12.6	Counterparts	64
	12.7	Survival	64
	12.8	Confidentiality	65
	12.9	Right of Set Off	65
	12.10	Cooperation of Borrower	65
	12.11	Public Announcement; Disclosure of Transaction	66
	12.12	Exhibit B Agreement	66
	12.13	Time of Essence	66
	12.14	Termination Prior to Maturity Date; Survival	66
	12.15	Guaranty	66

Schedules and Exhibits

Schedule 1.1(a)	Lenders and Commitments
Schedule 1.2	Liens
Schedule 5.2(a)	Deposit Accounts; Securities Accounts
Schedule 5.2(c)	Bailees
Schedule 5.2(e)	Material Agreements
Schedule 5.4	Litigation
Schedule 5.9	Stock Ownership

Exhibit A	Description of Collateral
Exhibit B	Administrative Agent, Collateral Agent and Lender Terms
Exhibit C	Taxes; Increased Costs
Exhibit D	Form of Loan Payment Request Form
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Corporate Borrowing Certificate
Exhibit G	Form of Assignment and Acceptance
Exhibit H	Form of Solvency Certificate

SENIOR SECURED LOAN AND SECURITY AGREEMENT

THIS SENIOR SECURED LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of November 14, 2024 (the “Effective Date”) among Cantor Fitzgerald Securities, as administrative agent (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”) and collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), the other lenders listed on Schedule 1.1(a) hereof or otherwise a party hereto from time to time (each a “Lender” and collectively, the “Lenders”), Reed’s Inc., a Delaware corporation (the “Borrower”), and the other Subsidiaries from time to time party hereto (the “Guarantors”), provides the terms on which the Lenders shall lend to the Borrower shall repay the Lenders. The parties agree as follows:

1.	DEFINITIONS AND OTHER TERMS

1.1 Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.2 Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.4 Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“8-K Filing”	Section 12.11(b)
“Administrative Agent”	Preamble
“Administrative Agent and Collateral Agent Expenses”	Exhibit C, Section 6
“Administrative Agent and Collateral Agent Fees”	Section 2.4(c)
“Agreement”	Preamble
“Asset Sale Offer”	Section 2.2(c)(ii)
“Calculation Date”	Section 1.4
“Claims”	Section 12.2
“Collateral Agent”	Preamble
“Collateral Agent License”	Section 9.8
“Communications”	Section 10
“Connection Income Taxes”	Exhibit C, Section 1
“Declined Amount”	Section 2.2(c)(ii)
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Event of Default”	Section 8
“Exchange Act Reports”	Section 5.17
“Excluded Taxes”	Exhibit C, Section 1

“FATCA”	Exhibit C, Section 1
“Foreign Lender”	Exhibit C, Section 1
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Exhibit C, Section 1
“Investment Center”	Schedule 6.12
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“Mandatory Prepayment Date”	Section 2.2(c)(ii)
“Material Proceeds”	Section 7.1(d)
“MNPI Notice”	Section 6.2(d)
“New Subsidiary”	Section 6.10
“OID”	Section 1.4
“Open Source Licenses”	Section 5.2(f)
“Other Connection Taxes”	Exhibit C, Section 1
“Other Taxes”	Exhibit C, Section 1
“Participant Register”	Section 12.1
“Payer Disposition Proceeds Amount”	Section 1
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Press Release”	Section 12.11(b)
“Pro Forma Cost Savings”	Section 1.4
“Rate”	Section 1.4
“Recipient”	Exhibit C, Section 1
“Recovery Event Offer”	Section 2.2(c)(iii)
“Register”	Section 12.1
“Revolving Loans”	Section 2.2(a)
“U.S. Person”	Exhibit C, Section 1
“U.S. Tax Compliance Certificate”	Exhibit C, Section 7

“Withholding Agent”	Exhibit C, Section 1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“ABL Agreement” means that certain Ledgered ABL Agreement, dated as of March 28, 2022, between the Borrower, as Seller, and Alterna Capital Solutions LLC, as Purchaser.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to the Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Acquired Debt” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming, a Subsidiary of, such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Borrower” has the meaning specified in Section 2.7(c).

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“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Lender will be deemed to be an Affiliate of such Lender. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Affiliate Transaction” means a transaction in which the Borrower or any Subsidiaries acts to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower or any Subsidiaries involving aggregate payments or consideration in excess of $500,000, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Subsidiary, taken as a whole, than those that would have been obtained in a comparable arms-length transaction by the Borrower or such Subsidiary with a Person that is not an Affiliate of the Borrower or such Subsidiary; and

(2) a resolution of the Board of Directors accompanied by an Officer’s Certificate certifying that such Affiliate Transaction complies with Section 7.9 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

“Agent Fee Letter” means the Fee Letter, dated as of the date of this Agreement, among the Borrower, the Administrative Agent and the Collateral Agent.

“Anti-Corruption Laws” are any laws, rules, or regulations relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act and the UK Bribery Act 2010.

“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism, sanctions or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Sale” means any Transfer, excluding:

(1) a sale, exchange, or other Disposition of obsolete, damaged, unnecessary, unsuitable or worn out equipment, or other assets, in the ordinary course of business, or Dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

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(2) the sale, conveyance, lease or other Disposition of all or substantially all of the assets of the Borrower or any Guarantor in compliance with the provisions described under Section 7.3, as applicable, or any Disposition that constitutes a Change in Control;

(3) any Restricted Payment that is permitted to be made, and is made, under Section 7.7 or any transaction specifically excluded from the definition of Restricted Payment;

(4) so long as no Event of Default is continuing or would immediately result therefrom, any Disposition of assets or issuance or sale of Capital Stock of any Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $2,000,000;

(5) (x) Dispositions among the Borrower and the Guarantors or by any Subsidiary to the Borrower or any Guarantor and (y) Dispositions among Subsidiaries which are not Guarantors;

(6) any settlement of or payment in respect of any property or casualty insurance claim or any foreclosure, condemnation, expropriation or similar proceeding relating to any property or assets of the Borrower or any of its Subsidiaries;

(7) any sale or Disposition deemed to occur in connection with the granting or creation of any Lien;

(8) [reserved];

(9) Dispositions of intellectual property (directly or through the Disposition of Capital Stock of the owner thereof) to a Borrower or a Guarantor;

(10) to the extent allowable under Section 1031 of the Internal Revenue Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(11) the settlement, termination or unwinding of any Swap Agreement;

(12) issuances of Capital Stock pursuant to benefit plans, employment agreements, equity plans, stock subscription or shareholder agreements, stock ownership plans and other similar plans, policies, contracts or arrangements established in the ordinary course of business or approved by the Borrower’s Board of Directors in good faith;

(13) Investments in the Borrower, any Subsidiary or any other Person; provided that no Disposition of any Asset shall be permitted under this clause (13) to any Person that is not a Borrower or a Guarantor;

(14) the sale, lease, assignment or sublease of inventory, or equipment held for sale in the ordinary course of business, and Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(15) the lease, assignment, license, sublicense or sublease of any real or personal property (other than Intellectual Property) in the ordinary course of business;

(16) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or cash equivalents) of comparable or greater market value, as determined in good faith by the Borrower;

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(17) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(18) Dispositions of Investments (including Capital Stock) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements of Joint Ventures;

(19) the sale, exchange, or other Disposition of cash or Cash Equivalents or marketable securities in the ordinary course of business or in connection with any Investment;

(20) [RESERVED]

(21) the lapse, abandonment or other Disposition of registered patents, trademarks and other intellectual property of the Borrower and its Subsidiaries in the ordinary course of business to the extent not economically desirable in the conduct of their businesses;

(22) [reserved]; and

(23) the settlement or early termination of any Permitted Equity Derivative;

provided that, notwithstanding anything in this definition to the contrary, each of the following shall constitute an Asset Sale: (1) any License of Assets to a Person other than a Borrower or a Guarantor, and (2) the Disposition of Capital Stock of any Guarantor.

“Attributable Debt” means in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP Attributable Debt represented thereby will be the amount of liability in respect thereof determined in accordance with the definition of “Capital Lease Obligation.”

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Board of Directors” means the Board of Directors (or the functional equivalent thereof) of the Borrower or any duly authorized committee of such Board of Directors.

“Borrower” means Reed’s Inc., a Delaware corporation.

“Borrower’s Books” are the Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, and state tax returns, records regarding the Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same type.

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“Borrowing Request” means a request for a Borrowing, which in each case shall be in the form of the Loan Payment Request Form.

“Business Day” is, as it relates to the term “Business Day” used in Sections 2.3(d), 3.6, 6.2(xiii) and 8.1, any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York or Wilmington, Delaware are required or authorized to be closed, and as it relates to all other references of “Business Day”, any day that is not a Saturday, Sunday or a day on which commercial banks in New York and Wilmington, Delaware are required or authorized to be closed .

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that Capital Lease Obligations shall exclude any leases that are treated as operating leases under GAAP.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity, but shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Capital Stock pursuant to this definition. Unless the context otherwise requires, Capital Stock shall refer to Capital Stock of the Borrower.

“Cash Equivalents” means:

(1) (i) cash or (ii) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that, in the case of Investments of the type described in clause (ii), the full faith and credit of the United States of America is pledged in support thereof;

(2) corporate debt issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency), in each case with maturities of not more than 365 days from the date of acquisition thereof;

(3) time and demand deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender (as defined in any Permitted Refinancing Indebtedness thereof) or (B) has combined capital and surplus of at least $500,000,000;

(4) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

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(5) commercial paper maturing within one hundred eighty (180) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Moody’s or S&P;

(6) marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(7) securities issued or fully guaranteed by any state, commonwealth or territory of the United States of America or by any political subdivision (including any municipality) or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least “A” (or A-1, SP1 or other then equivalent grade) by S&P or at least “A1” (or “Prime-1” or MIG-1 or other then equivalent grade) by Moody’s as of the date of acquisition and, in each case, with a maturity of not more than one year from the date of acquisition thereof; and

(8) Investments, classified in accordance with GAAP as current assets of the Borrower or any Guarantor, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that invest solely in one or more of the types of securities described in clauses (1) through (7) above.

“Change in Control” means (a) the acquisition, directly or indirectly, by any person or group(within the meaning of Section 13(d)(3) of the Exchange Act) other than the Permitted Holder of beneficial ownership of more than thirty-five percent (35%) of the aggregate outstanding voting or economic power of the Capital Stock of Borrower; (b) the consummation of any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than one of the Borrower’s Wholly Owned Subsidiaries; (c) if at any time the Borrower ceases to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of any Subsidiary of the Borrower except pursuant to a transaction permitted pursuant to Section 7.3 and (d) any “change of control”, “fundamental change” or “make whole fundamental change” (or any comparable term) in any Permitted Refinancing Indebtedness or any other Indebtedness, in each case, the aggregate principal amount of which is in excess of the Five Hundred Thousand Dollars ($500,000) (or any Permitted Refinancing Indebtedness of any of the foregoing) and such “change of control”, “fundamental change” or “make whole fundamental change” (or any comparable term) allows such holders to redeem such Indebtedness or otherwise requires the Borrower to prepay or repurchase, or to offer to prepay or repurchase, such Indebtedness.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of each Pledgor described on Exhibit A.

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“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by the Borrower or any Subsidiary at any time but does not include Excluded Accounts.

“Collateral Agent” is Cantor Fitzgerald Securities, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.

“Commitment Percentage” is set forth in Schedule 1.1(a), as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.

“Control Agreement” is any control agreement, in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders (provided that any agreement requiring the Collateral Agent in its individual or corporate capacity to indemnify a depository institution shall not be reasonably satisfactory), entered into among the depository institution at which the Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which the Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, the Borrower or such Subsidiary, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Parties” means, collectively, the Borrower and each Guarantor.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Designated Deposit Account” means any deposit account of the Borrower, designated as such in writing by the Borrower to Whitebox.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Sale pursuant to Section 7.1(a) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation.

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“Disposition” means the sale, transfer, issuance, license, lease, contribution or other disposition (including any sale and leaseback transaction or any contribution or other transfer in exchange for an Investment), whether in one transaction or in a series of transactions, of any property or assets (including, without limitation, any Capital Stock of the Borrower or any of its respective Subsidiaries) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” means each bank, financial institution, other institutional lenders and investors and other entities identified on a list made available to the Administrative Agent and the Required Lenders on or prior to the Effective Date.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided that only the portion of the Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. Notwithstanding anything to the contrary in the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of a change of control or similar provision will not constitute Disqualified Stock if the change of control or similar provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Revolving Loans; provided that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.7. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower or any of its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory repurchase or redemption provisions of, such Disqualified Stock exclusive of accrued dividends (other than the accretion, accumulation or payment-in-kind of dividends).

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Employee Retention Amount” means an an amount equal to the lesser of (a) $300,000 and (b) cash consisting of proceeds from any claim in connection with employee retention tax credits and/or other similar programs of a Governmental Authority, in each case which is used to pay retention bonuses to employees.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) under common control with the Borrower or any of its Affiliates within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Internal Revenue Code).

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“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal or partial withdrawal by the Borrower or any of its Subsidiaries or ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due under Section 4007 of ERISA, upon the Borrower or any of its Subsidiaries or ERISA Affiliates.

“Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

“Excluded Accounts” shall mean (a) any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by the Borrower or any Subsidiary at any time that is used by such Person solely as a payroll account for the employees of the Borrower or its Subsidiaries, provided that the aggregate balance maintained therein shall not exceed the aggregate amount of such payments to be paid in the then next two (2) payroll periods or the funds in which consist solely of funds held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or any employee benefit plan maintained by the Borrower or any Subsidiary in the ordinary course of business or funds representing deferred compensation for the directors and employees of the Borrower or any Subsidiary, (b) escrow accounts, Deposit Accounts, Securities Accounts, Commodity Accounts, trust accounts, or any other bank accounts, in each case either securing Permitted Liens or otherwise entered into in the ordinary course of business and consistent with prudent business practice conduct where the Borrower or the applicable Subsidiary holds the funds exclusively for the benefit of an unaffiliated third party, provided that the amounts in such accounts do not exceed Five Hundred Thousand Dollars ($500,000.00) at any time, and (c) accounts that are swept to a zero balance on a daily basis to a Collateral Account that is subject to a Control Agreement.

“Existing Indebtedness” means all Indebtedness of the Borrower and its Subsidiaries in existence on the Effective Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by (unless otherwise provided in this Agreement) the Board of Directors, taking into account all relevant factors determinative of value, including, without limitation, preference rights, lack of liquidity, control and restrictions on marketability and transferability.

“Funding Date” is each date on which a Revolving Loan is made to or on account of the Borrower which shall be a Business Day.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

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“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any direct or indirect Subsidiary of the Borrower (including without limitation pursuant to Section 6.10).

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices, in each case, not entered into by such Person for speculative purposes; and

(2) any similar transaction or combination of the foregoing, in each case, not entered into by such Person for speculative purposes.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent and without duplication:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

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(5) representing the balance deferred and unpaid of the purchase price of any property or services (excluding accounts payable incurred in the ordinary course of business and not past due by more than 90 days) and have not been paid within ninety (90) days thereof; or

(6) representing any Hedging Obligations.

In each case, if and to the extent any of the preceding items would appear as a liability upon a balance sheet (excluding the footnotes) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person and (ii) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) equal to the lesser of (x) the Fair Market Value of such asset as of the date of determination and (y) the amount of such Indebtedness.

Notwithstanding anything to the contrary in the foregoing paragraph, the term “Indebtedness” will not include (a) in connection with any acquisition or any Transfer or other Disposition, purchase price adjustments, indemnities or royalty, earn-out, contingent or other deferred payments of a similar nature, unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes); provided that at the time of closing, the amount of any such payment is not determinable or, to the extent such payment has become fixed and determined, the amount is paid within thirty (30) days thereafter; (b) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money; (c) deferred or prepaid revenues; (d) any Capital Stock other than Disqualified Stock; (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (f) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its subsidiaries; (g) [reserved]; or (h) accrued expenses. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 “Derivatives and Hedging” and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief, and including any corporate action, legal proceedings or other procedure or step taken in relation to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Person, or the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manger or other similar officer in respect of any Person, or the enforcement of any security interest over any assets of any Person.

“Insolvent” means not Solvent.

“Intellectual Property” means all of the Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets, trade secret rights and corresponding rights in confidential information and other non-public or proprietary information (whether or not patentable), including, without limitation, any rights to unpatented inventions, know-how, operating manuals; ideas, formulas, compositions, inventor’s notes, discoveries and improvements, manufacturing and production processes and techniques, testing information, research and development information, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information;

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(c) any and all Technology, including Software;

(d) any and all design rights which may be available to the Borrower or any of its Subsidiaries;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f) any and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Effective Date, between the Credit Parties party thereto and Collateral Agent, on behalf of the Secured Parties, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be substantially in the form of Exhibit G.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date, beginning with December 31, 2024, provided that if such date is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Inventory / AR Liquidity” means the fair market value of each of the Inventory and accounts receivable owned by the Loan Parties.

“Investment” means, with respect to any specified Person, all direct or indirect investments by such specified Person in other Persons (including Affiliates) in the forms of loans (including guarantees of Indebtedness), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and (ii) extensions of credit to customers or advances, deposits or payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, that are incurred in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities. The acquisition by the Borrower or any Subsidiary of a Person that holds an Investment in a third Person that was acquired in contemplation of the acquisition of such Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person determined as provided in this Agreement. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value but after giving effect (without duplication) to all subsequent reductions in the amount of such Investment as a result of the repayment or disposition thereof for cash, not to exceed the original amount of such Investment.

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“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any bona fide joint venture entity or any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries holds Capital Stock and the joint venture parties of, or other investors in, which are not Affiliates of the Borrower or any of its Subsidiaries.

“Junior Indebtedness” means Indebtedness for borrowed money that is unsecured or contractually subordinated or lien subordinated to the Obligations or to any Guaranty (excluding any intercompany Indebtedness between or among the Borrower and any of its Subsidiaries).

“Knowledge” means to the “best of” the Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses (whether generated in house or by outside counsel), as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all fees and expenses (including attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Administrative Agent, Collateral Agent and/or the Lenders in connection with the Loan Documents.

“License” means, with respect to any Intellectual Property, any licenses or sublicenses to, or covenants not to sue, or other similar rights with respect to such Intellectual Property.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loans” shall mean any of the Revolving Loans.

“Loan Documents” are, collectively, this Agreement, each Control Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Perfection Certificates, each Compliance Certificate, each Loan Payment Request Form, any Guaranty, the Agent Fee Letter any subordination agreements, any note, or notes or guaranties executed by the Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by the Borrower, any Guarantor or any other Person for the benefit of any Secured Parties, in connection with this Agreement; all as amended, restated, or otherwise modified.

“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.

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“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the prospect of repayment of any portion of the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Administrative Agent, Collateral Agent or Lenders under any Loan Document except solely as the direct result of the action or inaction of the Administrative Agent, Collateral Agent or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except solely as the direct result of the action or inaction of the Lenders (including the Lenders’ direction or failure to direct the Collateral Agent to take any action).

“Material Agreement” is any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act or the Exchange Act, as may be amended; provided, however, that “Material Agreements” shall exclude all real estate leases and all employee or director compensation agreements, arrangements or plans, or any amendments thereto.

“Maturity Date” is November 14, 2025.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any of its Subsidiaries or ERISA Affiliates has any liability.

“Net Proceeds” means, (a) with respect to any Disposition or any Recovery Event by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received by the Borrower or any Guarantor in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received, unless, for the avoidance of doubt, any such cash or Cash Equivalents received by monetization is in the form of retained collections that do not constitute purchase price or consideration for the sale or other Disposition of the asset subject to such Disposition received by the Borrower or any of its Subsidiaries for such Disposition) over (ii) the sum of (A) all payments on account of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the loan documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction (including, without limitation, appraisals, brokerage, legal, title and recording or transfer tax expenses and commissions and legal, accounting and investment banking fees, sales commissions and other reasonable and customary fees and expenses) paid by such Person to third parties (other than Affiliates), (C) the taxes paid or the Borrower’s good faith and reasonable estimation of income, franchise, sales and other applicable taxes required to be paid as a result of such transaction, and (D) any amount subject to an escrow or provided as a reserve against any liabilities in respect of any indemnification obligations or purchase price adjustment associated with any such Disposition and which are reasonably expected to be paid (provided that, to the extent and at any time such amounts are not paid and are released from such escrow or reserve to the Borrower or any Guarantor, such amounts shall constitute Net Proceeds) and (b) in connection with any issuance or sale of Indebtedness by the Borrower or any Guarantor or any of their Subsidiaries, or any issuance or sale of Capital Stock by the Borrower, the cash proceeds received from such issuance or incurrence, net of the reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction, including attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith paid by such Person to third parties (other than Affiliates). In the case of any non- Wholly Owned Subsidiary or Joint Venture, “Net Proceeds” shall be reduced by the pro rata portion thereof attributable to such minority interests or interests of Joint Venture partners.

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“Obligations” are all of the Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, Administrative Agent and Collateral Agent Fees, Administrative Agent and Collateral Agent Expenses and any other amounts the Borrower owes the Administrative Agent, the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of the Borrower assigned to the Lenders, Administrative Agent and/or the Collateral Agent in connection with this Agreement and the other Loan Documents, and the performance of the Borrower’s duties under the Loan Documents.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified, if applicable, by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws and/or articles of association in current form (or equivalent), (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, continuations-in-part, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee benefit pension plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA or Sections 412 of the Internal Revenue Code or Section 302 of ERISA, and which is or was, within the preceding six years, maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate (or to which any such party contributed or had an obligation to contribute).

“Perfection Certificate” means the perfection certificate delivered by the Borrower to the Lenders and the Collateral Agent on or about the date hereof.

“Permitted Business” means any business conducted by the Borrower or any of its Subsidiaries on the Effective Date and any business that, in the good faith judgment of the Board of Directors, is similar or reasonably related, ancillary, supplemental or complementary thereto or a reasonable extension, development or expansion thereof.

“Permitted Debt” means:

(1) [reserved];

(2) the incurrence by the Borrower or any of its Subsidiaries of the Revolving Loans and the related Guaranties;

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(3) the incurrence by the Borrower or any of its Subsidiaries of Existing Indebtedness;

(4) [reserved];

(5) the incurrence by the Borrower or any of its Subsidiaries of Permitted Refinancing Indebtedness to refinance any Indebtedness that was permitted to be incurred under Section 7.4(a) or 7.4(b) (other than clauses (3) and (4) hereof);

(6) the incurrence by the Borrower or any of its Subsidiaries of intercompany Indebtedness (or the guarantees of any such intercompany Indebtedness) between or among the Borrower or any of its Subsidiaries; provided, however, that if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not a Borrower or a Guarantor, then such Indebtedness (other than Indebtedness incurred in the ordinary course in connection with the cash or tax management operations of the Borrower or any of its Subsidiaries) must be expressly subordinated to the prior payment in full in cash of all Obligations, in the case of a Borrower, or the Guaranty, in the case of a Guarantor; provided, further, that (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Borrower or any Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not the Borrower or any Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or any such Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) contingent liabilities under performance, indemnity, bid, stay, customs, appeal, replevin and surety bonds, performance and completion guarantees or similar instruments incurred in the ordinary course of business;

(8) hedging obligations that are not incurred for speculative purposes but for the purpose of fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales;

(9) the guarantee by the Borrower or any of the Guarantors of Indebtedness of the Borrower or a Guarantor permitted to be incurred under Section 7.4(a) or any other provision of Section 7.4(b), provided that the Indebtedness being guaranteed shall be subordinated in right of payment to the Obligations;

(10) the incurrence by the Borrower or any of its Subsidiaries of unsecured Indebtedness (other than for borrowed money) arising from customary agreements of the Borrower or any such Subsidiary providing indemnification, deferred purchase price, non-cash earn-outs, cash earn-outs, purchase price adjustments and other similar obligations, in each case, incurred or assumed in connection with the acquisition or sale or other Disposition of any business, assets or Capital Stock of the Borrower or any of its Subsidiaries, other than, in the case of any such Disposition by the Borrower or any of its Subsidiaries, guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock;

(11) the incurrence of contingent liabilities arising out of endorsements of checks, drafts and other similar instruments for deposit or collection in the ordinary course of business;

(12) the incurrence of Indebtedness in the ordinary course of business under any agreement between the Borrower or any of its Subsidiaries and any commercial bank or other financial institution relating to Treasury Management Arrangements;

(13) (A) Indebtedness (other than for borrowed money) owed to any Person providing property, casualty, liability or other insurance to the Borrower or any Guarantor, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, the premiums with respect to such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months and (B) take-or-pay obligations contained in supply agreements in the ordinary course of business;

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(14) [reserved];

(15) Indebtedness incurred by the Borrower or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or to landlords, utilities and/or vendors in the ordinary course of business, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within ninety (90) days following the due date thereof;

(16) unsecured Indebtedness consisting of Indebtedness issued by the Borrower or any Subsidiary or any direct or indirect parent company of the Borrower to future, current or former officers, directors, employees, consultants and independent contractors thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 7.7(b)(ii);

(17) customer deposits and advance payments received in the ordinary course of business from customers for goods and services in the ordinary course of business; and

(18) Indebtedness in the form of (A) unsecured guarantees of loans and advances to officers, directors, consultants and employees, in an aggregate amount not to exceed $1,000,000 at any one time outstanding, and (B) reimbursements owed to officers, directors, consultants and employees of the Borrower or any of its Subsidiaries, in each case, in the ordinary course of business.

“Permitted Holder” means D&D Source of Life Holding Ltd.

“Permitted Investment” means:

(1) Investments in cash and Cash Equivalents;

(2) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(3) advances made in connection with purchases of goods or services in the ordinary course of business;

(4) Investments received in settlement of amounts due to any Credit Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Credit Party or any of its Subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Credit Party or its Subsidiaries;

(5) Investments made by a Credit Party to or in another Credit Party; and

(6) such other Investments consented to in writing by Required Lenders from time to time;

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“Permitted Liens” means:

(1) Liens securing any Indebtedness (and other related Obligations) incurred pursuant to clause (2) of the definition of “Permitted Debt”, including any Permitted Refinancing Indebtedness thereof;

(2) Liens on property of a Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with the Borrower or any Subsidiary; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such Person becoming a Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary (plus improvements and accessions to such property or proceeds or distributions thereof);

(3) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Subsidiary (plus improvements and accessions to such property or proceeds or distributions thereof); provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(4) Liens to secure Capital Lease Obligations or purchase money obligations, as permitted to be incurred pursuant to clause (4) of the definition of “Permitted Debt,” and encumbering only the assets acquired with or financed by such Indebtedness (and other related Obligations) (plus improvements and accessions to such property or proceeds or distributions thereof);

(5) Liens in the form of non-exclusive licenses or sublicenses of Intellectual Property;

(6) (a) Liens in favor of the Borrower or the Guarantors; (b) Liens on the property of any Subsidiary that is not a Guarantor in favor of any other Subsidiary and (c) Liens on the property of any Subsidiary of the Borrower in favor of the Borrower or any of its Subsidiaries;

(7) Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974, as amended) in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), insurance, surety, bid, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness); provided that such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or any order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, which proceedings (or order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) (i) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance or self-insurance and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business and supporting obligations of the type set forth in sub-clause (i); provided that such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or any order entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

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(10) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(11) Liens securing Hedging Obligations;

(12) Liens in favor of any collecting or payor bank having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Subsidiary on deposit with or in possession of such bank;

(13) any obligations or duties affecting any of the property of the Borrower or any of its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license, or permit that do not materially impair the use of such property for the purposes for which it is held;

(14) Liens on deposit accounts incurred to secure Treasury Management Arrangements pursuant to such Treasury Management Arrangements incurred in the ordinary course of business;

(15) any netting or set-off arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Borrower or any of its Subsidiaries;

(16) [reserved];

(17) Liens imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business); and which do not in the aggregate materially detract from the value of the property of the Borrower and its Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries, taken as a whole;

(18) Liens on proceeds of insurance securing Indebtedness permitted pursuant to clause (13) and/or (14) of the definition of “Permitted Debt”;

(19) to the extent constituting a Lien, escrow arrangements securing indemnification obligations in connection with an acquisition of a Person or a disposition that is otherwise permitted under this Agreement;

(20) security deposits under real property leases that are made in the ordinary course of business;

(21) Liens arising from UCC financing statement filings regarding operating leases or consignments entered into by the Borrower and its Subsidiaries and other precautionary UCC financing statements or similar filings;

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(22) Liens (x) granted in connection with the bank guarantees, letters of credits, or similar instruments with respect to (a) real property leases that are made in the ordinary course of business, (b) business licenses that are obtained in the ordinary course of business, and (c) governmental grants and other similar governmental benefits or incentives, and guarantees or restrictions related thereto, and (y) with respect to Indebtedness permitted pursuant to clause (15) of the definition of “Permitted Debt”; and

(23) Liens existing as of the date hereof as disclosed on Schedule 1.2.

“Permitted Refinancing Indebtedness” means Indebtedness constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the above, for purposes of Section 7.4, “refinance”), then outstanding Indebtedness.

“Permitted Subordination Agreement” means a subordination agreement reasonably acceptable to Whitebox.

“Permitted Subordination Provisions” means subordination provisions reasonably acceptable to Whitebox.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” means each Pledge Agreement dated as of the Effective Date, between each applicable Pledgor, and Collateral Agent, on behalf of the Secured Parties, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Pledgor” means each Credit Party.

“Preferred Stock” means, with respect to any Person, any Capital Stock with preferential rights to any other Capital Stock such Person with respect to payment of dividends or preferential rights upon liquidation, dissolution, or winding up.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, such Lender’s obligation to make Revolving Loans and the right to receive payments of interest, fees and principal with respect thereto, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the Revolving Credit Commitment held by such Lender by the aggregate Revolving Credit Commitment held by all Lenders.

“Prohibited Transaction” means a “prohibited transaction” as defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of September 7, 2024, by and among Whitebox Multi-Strategy Partners, LP, Whitebox Relative Value Partners, LP, Pandora Select Partners, LP and Whitebox GT Fund, LP, as the sellers, and D&D Source of Life Holdings Ltd., as the purchaser.

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“Qualified Cash” means the amount of the Borrower’s cash and Cash Equivalents held in accounts subject to a Control Agreement in favor of Collateral Agent.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any foreclosure, condemnation, expropriation or similar proceeding relating to any property or assets of the Borrower or any of its Subsidiaries.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by Governmental Authorities (including, without limitation, manufacturing approvals, registrations and authorizations).

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation, order or inspection, warning letter, untitled letter, other notice of violation letter, recall, seizure, injunction or consent decree, issued by a state, federal, or foreign Governmental Authority, or a federal or state court.

“Related Business Asset” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Borrower or a Subsidiary in exchange for assets transferred by the Borrower, or a Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Subsidiary that is a Guarantor.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant, auditor and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Relevant Governmental Boddy” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” means Lenders holding at least fifty percent (50%) of the aggregate outstanding principal balance of the Revolving Loans.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, including its Operating Documents, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. For the avoidance of doubt, this shall include Requirements of Law concerning or relating to (i) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the European Union, or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (ii) (x) the pollution or protection of the environment, any environmental media, natural resources, human health or safety, and (y) the manufacture, use, handling, processing, distribution, labeling, generation, transportation, storage, treatment, release, threatened release, disposal or arranging for the disposal of, or exposure to, any hazardous materials and (iii) the development, manufacturing, packaging, labeling, storage, distribution, promotion, marketing and sale of Borrower’s products.

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“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of the Borrower acting alone.

“Restricted Payment” means the Borrower or any Subsidiary acting to:

(1) declare or pay any dividend or make any payment or distribution (x) on account of the Borrower’s or any of its Subsidiaries’ Capital Stock, (including any payment made in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) or (y) to the direct or indirect holders of the Borrower’s or any of its Subsidiaries’ Capital Stock in their capacity as holders, other than (A) dividends or distributions by the Borrower payable solely in Capital Stock (other than Disqualified Stock) of the Borrower or (B) dividends or distributions by the Borrower or a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower (and in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary of the Borrower other than a Wholly Owned Subsidiary of the Borrower or a Subsidiary of the Borrower receives at least its pro rata share of such dividend or distribution in accordance with its Capital Stock in such class or series of securities);

(2) purchase, redeem, defease or otherwise acquire or retire for value (including any payment made in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) any Capital Stock of the Borrower held by Persons other than the Borrower or any Subsidiary; or

(3) purchase, repay, prepay, repurchase, redeem, defease, acquire or retire for value any (x) Disqualified Stock of the Borrower or any Subsidiary or (y) Subordinated Indebtedness or any other Junior Indebtedness.

“Revolving Credit Commitment” means, for any Lender, the obligation of such Lender to make any Revolving Loan, up to the principal amount shown on Schedule 1.1(a). “Revolving Credit Commitments” means the aggregate amount of such commitments of all Lenders.

“Revolving Loan Unused Fee” has the meaning specified in Section 2.4(a).

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Administrative Agent, the Collateral Agent and the Lenders.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Period” has the meaning specified in Section 2.2(b)(i).

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“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source or object code; (b) databases and compilations in any form, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including Internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and (d) all related documentation, user manuals, training materials, developer notes, comments and annotations related to any of the foregoing.

“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets exceeds the fair value of such Person’s liabilities, (b) the fair salable value of such Person’s consolidated property exceeds the fair value of such Person’s liabilities, (c) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (d) such Person is able to pay its debts (including trade debts) as they become due (whether at maturity or otherwise) (without taking into account any forbearance and extensions related thereto).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal, as applicable, was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided, however, that, with respect to clause (3) of definition of Restricted Payments, the Stated Maturity of any Existing Indebtedness shall be the Stated Maturity as of the Effective Date or a later date to the extent the documents governing such Indebtedness shall have been amended or modified to provide for such later date.

“Subordinated Indebtedness” means, with respect to the Borrower, any Indebtedness of the Borrower or any Guarantor which (i) is unsecured, (ii) by its terms expressly and contractually subordinated in right of payment to the Obligations or any Guaranty, pursuant to (A) a Permitted Subordination Agreement or (B) Permitted Subordination Provisions, (iii) matures after the Maturity Date, and (iv) is incurred from a non-Affiliate of the Borrower, any Guarantor or any of their Subsidiaries.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. For purposes of Section 8 only, “Subsidiaries” shall exclude any single Subsidiary or group of Subsidiaries where such Subsidiary’s revenue or such group of Subsidiaries’ revenue (in each case in accordance with GAAP) or assets is less than five percent (5.0%) of the aggregate (A) revenue or (B) assets (including both tangible and intangible, and measured as the lower of fair market value or book value), of the Borrower and all its Subsidiaries, in each case measured on a consolidated basis for the Borrower and all its Subsidiaries. Where such term is used without a referent Person, such term shall be deemed to mean a Subsidiary of the Borrower, unless the context otherwise requires.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology” means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Trademarks” means any trademarks, service mark rights, trade names and other identifiers indicating the business or source of goods or services, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.

“Transactions” means the consummation of the Revolving Loan, and other transactions contemplated by the Loan Documents.

“Transfer” means (i) the sale, conveyance, transfer, or other Disposition (whether in a single transaction or a series of related transactions) of property or assets outside of the ordinary course of business of the Borrower or any Subsidiary, or (ii) the issuance or sale of Capital Stock (other than directors’ qualifying shares, shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law or Disqualified Stock) of any Subsidiary (other than to the Borrower or another Subsidiary), whether in a single transaction or a series of related transactions.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, overnight draft, credit cards, debit cards, p-cards (including purchasing cards, employee credit card programs and commercial cards), funds transfer, automated clearinghouse, direct debit, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services, netting services, cash pooling arrangements, credit and debit card acceptance or merchant services and other treasury or cash management services.

“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to the Required Lenders in their reasonable discretion which opinion shall not include any qualifications other than customary qualifications related to negative profits and debt maturities within one year of applicable maturity date and going concern limitations.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Whitebox” means Whitebox Advisors LLC.

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“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of Subsidiary shall be deemed replaced by a reference to “100%”.

2.	LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. The Borrower hereby unconditionally promises to pay to Administrative Agent, for the account of each Lender, the outstanding principal amount of all Revolving Loans advanced to the Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Revolving Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make up to two (2) revolving loans to the Borrower during any one-month period on and after the Effective Date and during the term of this Agreement according to each Lender’s Revolving Credit Commitment as set forth on Schedule 1.1(a) hereto (such loans, the “Revolving Loans”). After repayment, the Revolving Loans may not be re-borrowed during the calendar month in which such Revolving Loans were repaid. Each Revolving Loan shall be made in a minimum amount of $1,000,000 and shall be an integral multiple of $500,000. For purposes of clarification, (i) except for purposes of this Section 2.2 (and the Revolving Credit Commitments), Section 3 and Section 7.4 (which shall be subject to Section 7.4(d))), any calculation of the aggregate outstanding principal amount of the Revolving Loans on any date of determination shall include the aggregate principal amount of the Revolving Loans advanced pursuant to this Section 2.2 and not yet repaid on or prior to such date of determination, and (ii) the aggregate outstanding principal amount of the Revolving Loans at any time shall not exceed $10,000,000.

(i) The Borrower may borrow, repay and reborrow, the Revolving Loans on or after Effective Date and prior to the Maturity Date, subject to the terms, provisions and limitations set forth herein.

(b) Repayment.

(i) Interest. The Borrower shall make payments on each Interest Payment Date of accrued and unpaid interest with respect to the Revolving Loans. Any remaining outstanding accrued and unpaid interest with respect to the Revolving Loans is due and payable in full on the Maturity Date. Accrued and unpaid interest shall be paid in cash, other than pursuant to Section 2.3(f).

(ii) Principal. The Borrower shall repay the full outstanding principal amount of the Revolving Loans on the Maturity Date (along with any other Obligations then due and owing) or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement, and each Lender’s Revolving Credit Commitment shall be reduced to zero ($0.00) on such Maturity Date.

(iii) [reserved].

(iv) The Revolving Loans may only be prepaid in accordance with Sections 2.2(d) and 2.2(e).

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(c) Mandatory Prepayments.

(i) Prepayment Upon Acceleration. If the Revolving Loans are accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)) the Borrower shall immediately pay (A) to Administrative Agent, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Revolving Loans, (ii) [reserved], (iii) [reserved], and (iv) all other Obligations that are due and payable, including Lenders’ Expenses owing to the Lenders and accrued and unpaid interest (including interest at the Default Rate with respect to any past due amounts) and (B) to the Administrative Agent and Collateral Agent, an amount equal to the sum of: (i) Lenders’ Expenses owing to the Administrative Agent and Collateral Agent, (ii) Administrative Agent and Collateral Agent Fees, (iii) Administrative Agent and Collateral Agent Expenses and (iv) any other Obligations that are due and payable to the Administrative Agent and Collateral Agent. Any payment made pursuant to this Section 2.2(d)(i) must be made in lawful money of the United States and in immediately available funds.

(ii) Asset Sale Net Proceeds. If on any date the Borrower or any Subsidiary shall receive Net Proceeds from any Asset Sale, the Borrower shall apply an amount equal to one hundred percent (100%) of such Net Proceeds, to prepay the Revolving Loans by paying to the Administrative Agent, for the account of each Lender, an amount equal to the sum of: (i) all outstanding principal of the Revolving Loans, and (ii) all other Obligations that are due and payable, including Lenders’ Expenses and accrued and unpaid interest (including interest at the Default Rate with respect to any past due amounts) (such prepayment, an “Asset Sale Offer”). All Net Proceeds from Asset Sales shall be deposited in a Collateral Account pending repayment in accordance with the terms of this Section 2.2(d). In the event that Net Proceeds from any Asset Sale are sufficient to pay in full all Obligations due and payable to the Lenders set forth in (i)-(ii) above, then the Borrower (either directly or via the use of such Net Proceeds) shall also be required to pay any Obligations that are due and payable to the Administrative Agent and Collateral Agent at such time. Any prepayment made pursuant to this Section 2.2(d)(ii) must be made in lawful money of the United States and in immediately available funds.

(iii) Recovery Events. If on any date the Borrower or any Subsidiary shall receive Net Proceeds of insurance, condemnation award or other compensation in respect of any Recovery Event (or, if earlier, upon its determination not to repair or replace any property subject to such Recovery Event or to acquire assets used or usable in the business of the Borrower and its Subsidiaries), the Borrower apply an amount equal to one hundred percent (100%) of such Net Proceeds (less any amounts theretofore applied (or contractually committed to be applied) to the repair or replacement of property subject to such Recovery Event or to acquire assets used or useable in the business of the Borrower and its Subsidiaries), to prepay the Revolving Loans by paying to the Administrative Agent, for the account of each Lender, an amount equal to the sum of (i) all outstanding principal of the Revolving Loans, and (ii) all other Obligations that are due and payable, including Lenders’ Expenses and accrued and unpaid interest (including interest at the Default Rate with respect to any past due amounts) (such prepayment, the “Recovery Event Offer”) and will deliver to the Administrative Agent, concurrently with such Recovery Event Offer, a certificate signed by a Responsible Officer of the Borrower in form and substance satisfactory to the Required Lenders and setting forth the calculation of such Net Proceeds. All Net Proceeds from Recovery Events shall be deposited in a Collateral Account pending repayment in accordance with the terms of this Section 2.2(d). In the event that Net Proceeds from any recovery Event are sufficient to pay in full all Obligations due and payable to the Lenders set forth in (i)-(ii) above, then the Borrower (either directly or via the use of such Net Proceeds) shall also be required to pay any Obligations that are due and payable to the Administrative Agent and Collateral Agent at such time. Any prepayment made pursuant to this Section 2.2(d)(iii) must be made in lawful money of the United States and in immediately available funds.

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(iv) Employee Retention Credits. If the Borrower or any Guarantor receives any cash consisting of proceeds from any claim in connection with employee retention tax credits and/or other similar programs of a Governmental Authority, the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to one hundred percent (100%) of the Net Proceeds in the aggregate in excess of the Employee Retention Amount from such claims (together with accrued and unpaid interest on the Loans so repaid), and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed by a Responsible Officer of the Borrower in form and substance satisfactory to the Required Lenders and setting forth the calculation of such Net Proceeds.

(v) Incurrence of Indebtedness. Concurrently upon the receipt by the Borrower or any Guarantor of any Indebtedness that is not Permitted Debt, the Borrower shall prepay the outstanding principal amount of the Loans (together with accrued and unpaid interest on the Loans so repaid) in an amount equal to one hundred percent (100%) of such Net Proceeds.

Amounts to be applied in connection with prepayments made pursuant to Sections 2.2(c)(ii)-(v) shall be payable to each Lender in accordance with its respective Pro Rata Share; provided that any Lender may decline any such prepayment (collectively, the “Declined Amount”), in which case the Declined Amount shall be retained by the Borrower. The Borrower shall deliver to each Lender and the Administrative Agent notice of each prepayment of Revolving Loans in whole or in part pursuant to Sections 2.2(c)(ii)-(v) not less than five (5) Business Days prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment and (iii) the option of each Lender to (x) decline its share of such prepayment or (y) accept its share of such prepayment. Any Lender that wishes to exercise its option to decline such prepayment shall notify Borrower and the Administrative Agent not later than three (3) Business Days prior to the Mandatory Prepayment Date. In the event that any Lender does not notify the Borrower and the Administrative Agent that it is exercising its option to decline such prepayment by the third (3rd) Business Day prior to the Mandatory Prepayment Date, then such Lender shall be deemed to have elected to receive such prepayment.

Amounts to be applied in connection with prepayments made pursuant to Sections 2.2(c)(i)-(v) shall be accompanied by an automatic dollar-for-dollar permanent reduction in each Lender’s respective pro rata Revolving Credit Commitment; provided that, if any prepayment made pursuant to this Section 2.2 would reduce the amount of the outstanding Revolving Loans to zero at a time when the Revolving Credit Commitments have been terminated, such prepayment shall be accompanied by payment of all fees accrued to such date pursuant to Section 2.4.

The Borrower shall not, and shall not permit any of its Subsidiaries to, use any Net Proceeds received from any Asset Sale to repay any Junior Indebtedness.

(d) Permitted Prepayment of Revolving Loans. The Borrower shall have the option to prepay all, but not less than all, of the outstanding principal balance of the Revolving Loans advanced by the Lenders under this Agreement, provided that, the Borrower (i) provides written notice to the Administrative Agent and each Lender of its election to prepay the Revolving Loans at least fifteen (15) Business Days prior to such prepayment, (ii) pays to the Administrative Agent, for the account of the Lenders, on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Revolving Loans, (B) any accrued and unpaid interest, including interest at the Default Rate (if any) with respect to any past due amounts and (C) any accrued and unpaid Revolving Loan Unused Fees, (iii) pays to each Lender all other Obligations that are due and payable to such Lender on such prepayment date, including any Lenders’ Expenses, owing to such Lender, and (iv) pays to the Administrative Agent and Collateral Agent, an amount equal to the sum of: (A) Lenders’ Expenses owing to the Administrative Agent and Collateral Agent, (B) Administrative Agent and Collateral Agent Fees, (C) Administrative Agent and Collateral Agent Expenses and (D) any other Obligations that are due and payable to the Administrative Agent and Collateral Agent. Any prepayment made pursuant to this Section 2.2(d) must be made in lawful money of the United States and in immediately available funds.

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(e) Reduction of Revolving Credit Commitments. The Revolving Credit Commitments shall terminate on the Maturity Date. The Borrower may reduce the Revolving Credit Commitments to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Loan Payment Request Form has been given by the Borrower under Section 2.2. Each such reduction shall be (1) in an amount which is an integral multiple of $1,000,000 (or by the full amount of the Revolving Credit Commitments in effect immediately prior to such reduction if such amount at that time is less than $1,000,000), (2) made by providing not less than five (5) Business Days’ prior written notice to the Administrative Agent, (3) irrevocable and (4) accompanied by the payment of the interest and fees under Sections 2.3(a) and 2.4, if any, payable in connection with such reduction of the Revolving Credit Commitments. Once reduced, the Revolving Credit Commitments may not be increased. Each such reduction of the Revolving Credit Commitments shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(f) Contingency. Any notice pursuant hereto may be contingent upon the occurrence of financing or other transaction.

2.3 Payment on the Revolving Loans.

(a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Loans shall accrue interest at a per annum rate equal to eight percent (8.00%), which interest shall be payable quarterly in arrears in accordance with Sections 2.2(b)(i). Such interest shall accrue commencing on, and including, the applicable Funding Date, and shall accrue on the principal amount outstanding under each Revolving Loan through and including the day on which such Revolving Loan is paid in full (or any payment is made hereunder).

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus two percentage points (2.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lenders.

(c) 360-Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(d) Payments. Notwithstanding anything contained in this Agreement to the contrary, (i) all payments in cash of principal and interest by the Borrower under the Loan Documents shall be made to the Administrative Agent, for the ratable account of the Lenders, at the Administrative Agent’s office in immediately available funds on the date specified herein and (ii) all payments of fees, reimbursements and indemnification amounts, by the Borrower pursuant the Loan Documents shall be made directly to the Person to whom such are to be paid. Unless otherwise expressly provided in this Agreement, principal and interest is payable in accordance with Section 2.2(b). Payments of principal and/or interest received after 2:00 p.m. (New York City time) are considered received at the opening of business on the next Business Day; provided however, the Administrative Agent shall only be required to use commercially reasonable efforts to distribute such funds to the applicable Secured Parties on such date of payment and in no event shall the Administrative Agent be liable if such funds are not so distributed on such date of payment. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by the Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.

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(e) [reserved].

(f) [reserved].

2.4 Fees. The Borrower shall pay to Administrative Agent, the Collateral Agent or the Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:

(a) Revolving Credit Commitment Unused Fee. From and after the Effective Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, quarterly in arrears on each Interest Payment Date following the Effective Date, an unused fee (the “Revolving Loan Unused Fee”), which shall accrue at the rate per annum of three percent (3.00%) on the excess, if any, of the Revolving Credit Commitments over the sum of the average principal amount of all Revolving Loans outstanding from time to time during the preceding fiscal quarter.

(b) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

(c) Administrative Agent and Collateral Agent Fees. All fees payable to each of Administrative Agent and Collateral Agent as set forth in the Agent Fee Letter at the times and in the amounts specified therein (such fees being referred to herein collectively as the “Administrative Agent and Collateral Agent Fees”). The Administrative Agent and Collateral Agent Fees are in addition to reimbursement of Lenders’ Expenses and the Administrative Agent and Collateral Agent Expenses in accordance with Section 12.2 and Exhibit B and any other amounts owing to the Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents. The Administrative Agent and Collateral Agent Fees shall be fully earned when due and shall not be refundable for any reason whatsoever. For the avoidance of doubt, any amounts owing to the Administrative Agent or the Collateral Agent must be paid in lawful money of the United States and in immediately available funds.

2.5 Taxes; Increased Costs. The Borrower, Administrative Agent, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C.

2.6 [Reserved].

2.7 [Reserved].

2.8 [Reserved].

2.9 Borrowing Requests.

(a) Notice by Borrower. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower, and must be received by the Administrative Agent not later than three (3) Business Days prior to the requested Borrowing.

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(b) Content of Borrowing Requests. Each Borrowing Request for a Borrowing pursuant to this Section 2.9 shall specify the following information in compliance with Section 2.2: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); and (iii) the location and number of the Borrower’s account to which funds are to be disbursed.

(c) Notice by Administrative Agent to Lenders. Promptly following receipt of a Borrowing Request, the Administrative Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

(d) All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Revolving Credit Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(e) Each Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Accounts no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Lender not later than 10:00 a.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Accounts or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.

2.10 [Reserved].

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to the Effective Date. The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to each Lender, such documents, and completion of such other matters, as each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) a duly executed counterpart of this Agreement, each duly executed by each party hereto (which may include telecopy transmission of a signed signature page); and

(b) to the extent requested by the Lenders, Administrative Agent or Collateral Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

3.2 Additional Conditions Precedent to Revolving Loans on the Effective Date. Each Lender’s obligation to make the Revolving Loan is also subject to satisfaction or waiver of the following conditions precedent on the Effective Date:

(a) duly executed counterpart of the Loan Documents (other than this Agreement), each duly executed by each party thereto (which may include telecopy transmission of a signed signature page);

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(b) receipt by Administrative Agent and each Lender of an executed Loan Payment Request Form from the Borrower in the form of Exhibit D attached hereto;

(c) a completed Perfection Certificate for each Credit Party;

(d) the Operating Documents and good standing certificates of each Credit Party certified by the Secretary of State of the State of Delaware or other applicable authority, as applicable, and each jurisdiction in which each Credit Party, as applicable, is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) certificates of each Credit Party, each in substantially the form of Exhibit F hereto executed by the Secretary of the Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of such Person and (ii) the resolutions adopted by the Board of Directors or equivalent appropriate authorizing authority for the purpose of approving the transactions contemplated by the Loan Documents;

(f) certified copies, dated as of a date no earlier than the later of (x) thirty (30) days prior to the Effective Date and (y) the day after the filing of termination statements evidencing the repayment in full and release of liens with respect to the Borrower’s existing Indebtedness described under Section 3.2(k) below, of financing statement searches, as the Lenders shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been will be terminated or released;

(g) receipt by the Administrative Agent of a customary opinion of Barton LLP, counsel for the Loan Parties, dated as of the Funding Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Required Lenders;

(h) receipt by the Administrative Agent of a solvency certificate substantially in the form of Exhibit H attached hereto, from the chief financial officer (or other officer with reasonably equivalent duties) of the Borrower, certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent;

(i) [reserved];

(j) duly executed copies of such intellectual property security agreements and other security agreements and deliverables (including insurance certificates and endorsements) as reasonably requested by the Required Lenders in accordance with Section 4.1;

(k) [reserved];

(l) a payoff letter in form and substance satisfactory to the Lenders evidencing the repayment in full and release of liens with respect to the Borrower’s existing Indebtedness, including, without limitation, with respect to the ABL Agreement;

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(m) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on such Funding Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of the Revolving Loan;

(n) no Event of Default or an event that with the passage of time could result in an Event of Default, shall exist;

(o) payment of the fees, Lenders’ Expenses and Administrative Agent and Collateral Agent Fees then due as specified in Section 2.4 hereof (and Administrative Agent and Collateral Agent shall have received a fully executed copy of the Agent Fee Letter) and the fees and disbursements of counsel to the Administrative Agent and Collateral Agent related to the negotiation and execution and delivery of this Agreement and the other Loan Documents;

(p) cause the Lenders and Collateral Agent to receive (i) evidence that all financing statements in the jurisdiction of organization of the Borrower and each Guarantor that the Lenders may deem reasonably necessary and (ii) each other document required by any Loan Document or under any applicable Requirement of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Loan Document, in proper form for filing, registration or recordation;

(q) duly executed copies of each of the Pledge Agreement, and the Intellectual Property Security Agreement, together with all executed closing deliverables and notices required pursuant to the terms thereof;

(r) [reserved];

(s) [reserved];

(t) [reserved];

Each Lender, by delivering its signature page to this Agreement and funding a Revolving Loan, shall be deemed to have consented to, approved or accepted or to be satisfied with, each Loan Document and each other document required hereunder to be consented to, approved by or acceptable or satisfactory to a Lender.

3.3 Additional Conditions Precedent to Revolving Loans after the Effective Date. Each Lender’s obligation to make the Revolving Loan is also subject to satisfaction or waiver of the following conditions precedent on the Effective Date.

(a) no Event of Default or an event that with the passage of time could result in an Event of Default, shall exist;

(b) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on such Funding Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) receipt by Administrative Agent and each Lender of an executed Loan Payment Request Form from the Borrower in the form of Exhibit D attached hereto; and

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(d) following the applicable borrowing of Revolving Loans, the Borrower has not made more than two borrowings of Revolving Loans during the fiscal month the Borrowing will occur.

Delivery of a Loan Payment Request Form from the Borrower pursuant to Section 3.3(c) above shall be deemed a representation from the Borrower that the conditions set forth in Section 3.3(a) and (b) are true and correct at the time of delivery of the Loan Payment Request Form and on the date the Revolving Loans will be drawn.

3.4 Covenant to Deliver. The Borrower agrees to deliver to the Lenders each item required to be delivered to the Lenders under this Agreement as a condition precedent to the Revolving Loan. The Borrower expressly agrees that any Revolving Loan made prior to the receipt by any Lender of any such item shall not constitute a waiver by any Lender of the Borrower’s obligation to deliver such item, and any such Revolving Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.5 Procedures for Borrowing. The Borrower shall deliver to each Lender and the Administrative Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee no later than the time required pursuant to Section 2.9(a). Each Lender may rely on any telephone notice given by a person whom such Lender reasonably believes is a Responsible Officer or designee. On each Funding Date of the Revolving Loan, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Revolving Credit Commitment in respect of such Revolving Loan.

3.6 Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, the Borrower shall, and shall cause each applicable Subsidiary to:

(a) deliver to the Administrative Agent and Lenders evidence satisfactory to the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties, no later than thirty (30) days after the Effective Date (or such later date as the Required Lenders may agree);

(b) deliver to Collateral Agent and the Lenders a landlord’s consent (or appropriate documentation based on the location, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders) executed in favor of Collateral Agent in respect of all of the Borrower’s and each Subsidiaries’ U.S. leased locations where the Collateral held at such location is valued (based on book value) in excess of Five Hundred Thousand Dollars ($500,000.00) no later than thirty (30) days after the Effective Date (or such later date as the Required Lenders may agree); and

(c) deliver to Collateral Agent and the Lenders duly executed Control Agreements with respect to any Collateral Accounts maintained by each Credit Party no later than thirty (30) days after the Effective Date (or such later date as the Required Lenders may agree).

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Pledgor hereby grants to Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof.

If any Pledgor shall acquire any commercial tort claim (as defined in the Code), such Pledgor shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent and the Required Lenders.

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Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid or exchanged in full. Upon payment or exchange in full of the Obligations (other than inchoate indemnity obligations pursuant to the terms of this Agreement) and at such time as the Lenders’ obligation to extend Revolving Loans has terminated, Collateral Agent shall (acting at the direction of the Required Lenders), at the sole cost and expense of the Pledgors, release its Liens in the Collateral and all rights therein shall revert to such Pledgor.

4.2 Authorization to File Financing Statements. Each Pledgor hereby authorizes (without obligation) the Lenders and Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to the Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents. Notwithstanding anything herein to the contrary, Collateral Agent shall have no obligation to file any financing statements or take any other actions required to perfect Collateral Agent’s security interests in the Collateral.

5.	REPRESENTATIONS AND WARRANTIES

The Borrower and each Subsidiary hereby represents and warrants to Administrative Agent, Collateral Agent and the Lenders as follows:

5.1 Due Organization, Authorization: Power and Authority. The Borrower and each of its Subsidiaries is duly existing (or incorporated as the case may be) and in good standing as a Registered Organization in its jurisdictions of organization or formation and the Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, the Borrower and each of its Subsidiaries has delivered to Administrative Agent, Collateral Agent and the Lenders the Perfection Certificate. For the avoidance of doubt, Administrative Agent, Collateral Agent and Lenders agree that the Borrower may from time to time update certain information in the Perfection Certificates after the Effective Date to the extent permitted by one or more specific provisions in this Agreement. The Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to the Borrower and each of its Subsidiaries is accurate and complete, in all non-ministerial respects.

The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of the Borrower’s or such Guarantor’s organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which the Borrower or such Guarantor, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default or material breach under any Material Agreement by which the Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither the Borrower nor any of its Subsidiaries is in default or material breach under any Material Agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

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5.2 Collateral.

(a) Each Pledgor has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and no Pledgor has any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described on Schedule 5.2(a), in respect of which such Pledgor has given Administrative Agent, Collateral Agent and the Lenders notice and, upon completion of the obligations set out in Section 3.6, taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement and the other Loan Documents, in each case of the priority contemplated thereunder. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to involuntary Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.

(c) On the Effective Date, and except as disclosed on Schedule 5.2(c), (i) the Collateral is not in the possession of any third party bailee, and (ii) no such third party bailee possesses components of the Collateral in excess of Five Hundred Thousand Dollars ($500,000.00).

(d) All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.

(e) the Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens and non-exclusive licenses for off-the-shelf software that is commercially available to the public. Except as noted on Schedule 5.2(e) and on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), neither the Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.

(f) Neither the Borrower nor any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by the Borrower or used in any Borrower products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

(g) Each current and former employee and contractor of the Borrower and its Subsidiaries involved in development or creation of any material Intellectual Property has assigned any and all inventions and ideas of such Person in and to such Intellectual Property to the Borrower or such Subsidiary, except where failure to do so could not reasonably be expected to have a Material Adverse Change, in each case individually or in the aggregate.

(h) No settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by the Borrower or any of its Subsidiaries or exist to which the Borrower or such Subsidiary is bound that adversely affect its rights to own or use any Intellectual Property except as could not be reasonably expected to result in a Material Adverse Change, in each case individually or in the aggregate.

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5.3 Subsidiaries’ Equity Interests. All of the issued ownership interests of each of the Subsidiaries of the Borrower are duly authorized and validly issued, fully paid, nonassessable, and directly owned by the Borrower or its applicable Subsidiary and are free and clear of all Liens other than Permitted Liens and not subject to any preemptive rights, rights of first refusal, option, warrant, call, subscription, and similar rights, other than as required by applicable law.

5.4 Litigation. Except as disclosed on Schedule 5.4 and on the Perfection Certificate or with respect to which the Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against the Borrower or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000.00).

5.5 No Broker’s Fees. None of the Borrower nor any of its Subsidiaries are party to any contract, agreement or understanding with any Person that would give rise to a valid claim against them or the Lenders for a brokerage commission, finder’s fee or like payment in connection with the Loan Documents and the transactions contemplated thereby.

5.6 No Material Adverse Change; Financial Statements. All consolidated financial statements for the Borrower and its consolidated Subsidiaries delivered to the Lenders fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries, and the consolidated results of operations of the Borrower and its consolidated Subsidiaries as of and for the dates presented. Since December 31, 2023, there has not been a Material Adverse Change which has not been disclosed in writing to Whitebox.

5.7 Solvency. The Borrower and each of its Subsidiaries, when taken as a whole, are Solvent.

5.8 Regulatory Compliance. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). The Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither the Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither the Borrower nor any of its Subsidiaries has violated any laws, order, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither the Borrower’s nor any of its Subsidiaries’ properties or assets has been used by the Borrower or such Subsidiary or, to the Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with material applicable laws. The Borrower and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all material declarations or filings with, and given all material notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of the Borrower, any of its Subsidiaries, or any of the Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law or Anti-Corruption Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Corruption Law, or (iii) is a Blocked Person. None of the Borrower, any of its Subsidiaries or, to the Knowledge of the Borrower, any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

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Each of the Borrower and its Subsidiaries is in compliance with Requirements of Law of the U.S. Food and Drug Administration and each other Governmental Authority applicable to it or its property and possesses all material Registrations necessary to enable it to conduct the business in which it is now engaged in compliance with any Requirement of Law.

5.9 Investments. Neither the Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities, except for as disclosed in Schedule 5.9.

5.10 Tax Returns and Payments; Pension Contributions. The Borrower and each of its Subsidiaries have timely filed all required tax returns and reports (or giving effect to validly obtained extensions of time to file such tax returns and reports), and the Borrower and each of its Subsidiaries, have fully and timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by the Borrower and such Subsidiaries in a cumulative amount greater than One Hundred Thousand Dollars ($100,000.00), in all jurisdictions in which the Borrower or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the next sentence. The Borrower and each of its Subsidiaries, may defer payment of any contested Taxes, provided that the Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, and provide that such action would not involve, in the reasonable judgment of the Required Lenders, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Neither the Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of the Borrower’s or such Subsidiary’s, prior Tax years which could result in additional Taxes in a cumulative amount greater than One Hundred Thousand Dollars ($100,000.00) becoming due and payable by the Borrower or its Subsidiaries. The Borrower and each of its Subsidiaries and ERISA Affiliates have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms (including, without limitation, any required contributions to a Multiemployer Plan or a Pension Plan), and neither the Borrower nor any of its Subsidiaries or ERISA Affiliates has withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event, including, without limitation, a Prohibited Transaction, with respect to, any such plan (including any Multiemployer Plan) which could reasonably be expected to result in any liability of the Borrower or its Subsidiaries, including any liability to the PBGC or any other Governmental Authority.

5.11 Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans to repay all Obligations (as such term is defined in the ABL Agreement) under the ABL Agreement, with remaining amounts to be used for the payment of currently outstanding trade payables, and any excess to be used for working capital and to fund its general business requirements.

5.12 Full Disclosure. No written representation, warranty or other statement of the Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Administrative Agent, Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Administrative Agent, Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by the Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

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5.13 Enforceability. The Loan Documents have been duly authorized by the Borrower, and, upon the consummation of the transactions contemplated by the Loan Documents, shall constitute the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, transfer, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.14 [Reserved].

5.15 [Reserved].

5.16 [Reserved].

5.17 Exchange Act Compliance. All documents filed with the SEC by the Borrower under the Exchange Act are hereinafter referred to herein as the “Exchange Act Reports”. The Exchange Act Reports, when they were or are filed with the SEC, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. The Exchange Act Reports did not, when filed with the SEC, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.18 [RESERVED].

5.19 [RESERVED].

6.	AFFIRMATIVE COVENANTS

So long as any Obligations (other than inchoate indemnification obligations) remain outstanding, the Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1 Government Compliance.

(a) Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which the Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the material Governmental Approvals or Registrations necessary for the performance by the Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.

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6.2 Financial Statements, Reports, Certificates; Notices.

(a) Deliver to Administrative Agent and each Lender:

(i) solely upon the Administrative Agent’s request therefor, at the Request of the Required Lenders, the Borrower shall promptly deliver a company prepared consolidated and, if prepared by the Borrower, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of the Borrower and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Required Lenders;

(ii) as soon as available, but no later than sixty (60) days after the last day of each of the Borrower’s fiscal quarters, a company prepared consolidated and, if prepared by the Borrower, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of the Borrower and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer and in a form reasonably acceptable to the Required Lenders;

(iii) as soon as available, but no later than one hundred twenty (120) days after the last day of the Borrower’s fiscal year, audited consolidated financial statements covering the consolidated operations of the Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on financial statements from an independent certified public accounting firm reasonably acceptable to the Required Lenders (it being understood that any accounting firm of national standing is reasonably acceptable to the Required Lenders);

(iv) solely upon the Administrative Agent’s request therefor, at the Request of the Required Lenders, the Borrower shall promptly deliver a company report in form and substance satisfactory to the Required Lenders detailing the Inventory / AR Liquidity as of the last day during the month ending immediately prior to such request;

(v) within five (5) days of delivery, copies of all non-ministerial material statements, reports and notices made available generally to the Borrower’s security holders (other than materials provided to members of the Board of Directors solely in their capacities as security holder); provided, however, the foregoing may be subject to such exclusions and redactions as the Borrower deems reasonably necessary, in the exercise of their good faith judgment, in order to (i) preserve the confidentiality of highly sensitive information, (ii) prevent impairment of the attorney client privilege or (iii) avoid conflict of interest with Lenders for new financing;

(vi) promptly following a Responsible Officer becoming aware of any of the following, written notice of the occurrence of an ERISA Event, or the intention of the Borrower or one of its Subsidiaries or ERISA Affiliates to terminate a Plan or to withdraw or partially withdraw from a Multiemployer Plan;

(vii) [reserved];

(viii) [reserved];

(ix) upon a Lender’s request, prompt delivery (and in any event within five (5) days after such request) of copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to the Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change, except to the extent filed with the SEC;

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(x) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;

(xi) written notice delivered at least ten (10) days prior to the Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10);

(xii) written notice delivered at least twenty (20) days prior to the Borrower (A) adding any new offices or business locations in the U.S., including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of the Borrower or any of its Subsidiaries or are contract manufacturing sites), (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;

(xiii) upon the Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within one (1) Business Day) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;

(xiv) prompt notice if the Borrower or such Subsidiary has Knowledge that the Borrower, or any Subsidiary or Affiliate of the Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;

(xv) notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by the Borrower or any Guarantor, in each case in an amount greater than Five Hundred Thousand Dollars ($500,000.00) and of the general details thereof;

(xvi) if the Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;

(xvii) an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement; provided that delivery of such updated Perfection Certificate shall only be required once every fiscal quarter, starting with the month ending December 31, 2024;

(xviii) prompt written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;

(xix) prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against the Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to the Borrower or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000.00); and

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(xx) other information as reasonably requested by any Lender.

Notwithstanding the foregoing, (x) the financial statements required to be delivered pursuant to clauses (ii) and (iii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the internet at the Borrower’s website address or filed with the SEC (provided that the Borrower shall provide “soft copies” of such documents to the Administrative Agent) and (y) a Lender may designate an entity to receive information provided under this Section 6.2(a) (other than any information filed with the SEC); provided that Whitebox designates Administrative Agent as its designee as of the Effective Date and reserves the right to designate a third party subject to the confidentiality obligations herein to receive such information. In furtherance of the foregoing, and notwithstanding anything herein to the contrary, in no event shall the Administrative Agent (i) have any duties or obligations with respect to such designation other than to receive the information required to be delivered by the Borrower to Whitebox pursuant to this Section 6.2(a) on Whitebox’s behalf, (ii) be responsible or liable for monitoring delivery of such information by the Borrower or soliciting such information from the Borrower, (iii) be liable to Whitebox or any other Person with respect to such designation as its designee, including without limitation, for any violation of any securities or other laws or the receipt or non-receipt of non-public information by any Person or (iv) be charged with knowledge of any information contained in such deliverables received by it as designee for Whitebox. Whitebox hereby directs the Administrative Agent to not provide any information received by the Administrative Agent as Whitebox’s designee pursuant to this Section 6.2(a) to Whitebox unless directed in writing otherwise by Whitebox (including by e-mail).

(b) Concurrently with the deliveries in Sections 6.2(a)(i), 6.2(a)(ii) and 6.2(a)(iii), deliver to each Lender a duly completed Compliance Certificate signed by a Responsible Officer;

(c) Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. The Borrower shall, and shall cause each of its Subsidiaries to, at the sole cost of the Borrower, allow Administrative Agent, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing.

(d) Notwithstanding anything set forth above to the contrary, if any notice or Compliance Certificate required to be furnished pursuant to this Section 6.2 contains material non-public information (any such notice, a “MNPI Notice”), the Borrower, instead of delivering such MNPI Notice to each Lender, shall promptly notify each Lender in writing or orally that the Borrower desires to deliver an MNPI Notice. Within five (5) Business Days of receipt of such notification, each Lender may either (i) refuse the delivery of such MNPI Notice, in which case the Borrower’s obligations under this Section 6.2 with respect to such MNPI Notice and such Lender shall be deemed satisfied, or (ii) enter into good faith negotiations with the Borrower to agree the time period within which the Borrower will make the material non-public information contained in such MNPI Notice publicly available by including such information in a filing with the SEC (provided that during the period of good faith negotiations, a Lender may direct the Borrower to send such MNPI Notice to one of its advisors or agents, including without limitation, its attorneys, for review). If the Borrower and such Lender agree on such time period, the Borrower shall promptly deliver to such Lender such MNPI Notice and shall include the applicable material non-public information in a public filing with the SEC within such agreed to time period. The failure to agree on such time period will be deemed to satisfy the Borrower’s obligations under this Section 6.2 with respect to such MNPI Notice and such Lender.

(e) [reserved].

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(f) Upon the request of the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once per fiscal quarter), participate in a meeting with the Lenders at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Required Lenders) at such time as may be agreed to by the Borrower and the Administrative Agent or the Required Lenders.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between the Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow the Borrower’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date. The Borrower must promptly notify the Lenders of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000.00) individually or in the aggregate in any calendar year.

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file (or obtain timely extensions therefor), all required tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by the Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.10 hereof; deliver to the Lenders, on demand, appropriate certificates attesting to such payments; and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans, including, without limitation, any Multiemployer Plan or Pension Plan, in accordance with the terms of such plans.

6.5 Insurance. Keep the Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in the Borrower’s and its Subsidiaries’ industry and location and as the Required Lenders may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Required Lenders. Subject to Section 3.6, all property policies shall have a lender’s loss payable endorsement showing Collateral Agent (for the ratable benefit of the Secured Parties) as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. Subject to Section 3.6, Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lenders, that it will give the Collateral Agent and the Lenders thirty (30) days (ten (10) days for nonpayment of premium) prior written notice before any such policy or policies shall be canceled. At the request of the Required Lenders, the Borrower shall deliver to the Lenders certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at the option of the Required Lenders, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. If the Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent may make (but has no obligation to do so), at the Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and may take (but has no obligation to do so), at the Borrower’s expense, any action under the insurance policies, in each case, as directed by the Required Lenders.

6.6 Collateral Accounts.

(a) Subject to Section 3.6, maintain the Borrower’s and Guarantors’ Collateral Accounts at depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent (for the ratable benefit of the Secured Parties) with respect to such Collateral Accounts. This Section 6.6 shall not apply to Excluded Accounts.

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(b) Subject to Section 6.6(a), the Borrower shall provide the Lenders and Collateral Agent ten (10) days’ prior written notice before the Borrower or any Guarantor establishes any Collateral Account other than Excluded Accounts. In addition, for each Collateral Account that the Borrower or any Guarantor, at any time maintains, the Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account. The provisions of the previous sentence shall not apply to Excluded Accounts.

(c) No Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.

6.7 Protection of Intellectual Property Rights. The Borrower and each of its Subsidiaries shall use commercially reasonable efforts to: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise the Lenders in writing of material infringement by a third party of its respective Intellectual Property or any challenge asserted in writing against the Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without the prior written consent of the Required Lenders.

6.8 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Administrative Agent, Collateral Agent and the Lenders, without expense to Administrative Agent, Collateral Agent or the Lenders, the Borrower and each of the Borrower’s officers, employees and agents and the Borrower’s Books, to the extent that Administrative Agent, Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Administrative Agent, Collateral Agent or any Lender with respect to any Collateral or relating to the Borrower.

6.9 Landlord Waivers; Bailee Waivers. In the event that the Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations located in the U.S., including warehouses located in the U.S. but excluding contract manufacturing sites, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee located in the U.S., in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate, at the election of the Required Lenders, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to the Required Lenders prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.10 Creation/Acquisition of Subsidiaries. In the event the Borrower or any Subsidiary of the Borrower creates or acquires any Subsidiary after the Effective Date, the Borrower or such Subsidiary shall promptly notify the Lenders of such creation or acquisition, and the Borrower or such Subsidiary shall take all actions reasonably requested by the Lenders to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary, if such New Subsidiary is organized under the laws of the United States, to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent (for the ratable benefit of the Secured Parties) a perfected security interest in one hundred percent (100%) of the stock, units or other evidence of ownership held by the Borrower or its Subsidiaries of any such New Subsidiary, provided that any Person who guarantees any Indebtedness incurred by the Borrower pursuant to any Junior Indebtedness (or any Permitted Refinancing Indebtedness thereof) shall be required to become a Guarantor hereunder.

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6.11 Further Assurances. Execute any further instruments and take further action as Administrative Agent, Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement and the other Loan Documents.

6.12 [Reserved].

6.13 Use of Proceeds. The Borrower shall only use the proceeds of the Revolving Loans in accordance with Section 5.11.

6.14 Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.	NEGATIVE COVENANTS

So long as any Obligations (other than inchoate indemnification obligations) remain outstanding, the Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1 Dispositions.

(a) consummate an Asset Sale, unless (i) the Borrower (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets, property or Capital Stock issued or sold or otherwise disposed of, (ii) the aggregate Fair Market Value of such assets, property or Capital Stock is not in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), (iii) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Asset Sale or would be caused thereby and (iv) at least seventy-five percent (75%) of the consideration received from such Asset Sale is, or will be when paid (in the case of milestones, royalties and other deferred payment obligations), in the form of cash or Cash Equivalents; provided that for purposes of this clause (iv), the following shall be deemed to be cash:

(i) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in respect of such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c), not in excess of One Million Dollars ($1,000,000.00), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(ii) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or any Subsidiary (other than liabilities that are by their terms contractually subordinated to the Revolving Loans or any Guaranty) (A) that are assumed by the transferee of any such assets and for which the Borrower or such Subsidiary, as the case may be, has been released or indemnified against further liability or (B) in respect of which none of the Borrower or any Subsidiary following such Asset Sale has any obligation; and

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(iii) any securities, notes or other obligations received by the Borrower or any such Subsidiary from such transferee that are exchanged by the Borrower or such Subsidiary within 365 days into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

(b) [RESERVED]

(c) [RESERVED]

Notwithstanding anything to the contrary set forth in this Agreement (including, without limitation, in Section 7.1(a)), the Borrower will not, and will not permit any of its Subsidiaries to dispose (other than the grant of Liens not otherwise prohibited under this Agreement or a Disposition to the Borrower or a Guarantor), directly or through the Disposition of the Capital Stock of a Guarantor, of Assets, unless the consideration paid to the Borrower and its Subsidiaries for such transaction is paid or payable in cash for fair market value and one hundred percent (100%) of the cash proceeds of such sale, transfer or license (the “Material Proceeds”) are used to prepay the Revolving Loans (or otherwise reinvested) in accordance with Section 2.2(c).

7.2 Changes in Business or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the Permitted Business or (b) liquidate or dissolve. The Borrower shall not, and shall not permit any of its Subsidiaries to, without at least twenty (20) days’ prior written notice to the Lenders and the Administrative Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000.00) in assets or property of the Borrower or any of its Subsidiaries, as applicable or are contract manufacturing sites); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person (other than pursuant to a Transfer permitted under Section 7.1 or as otherwise permitted pursuant to Section 7.7); provided that a Subsidiary may merge or consolidate into another Subsidiary (provided that in the case of a merger or consolidation of a Guarantor, the surviving Person has provided a secured Guaranty of the Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) the Borrower provided the Borrower is the surviving legal entity, and as long as no Default or Event of Default is occurring prior thereto or arises as a result therefrom.

7.4 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Directly or indirectly, create, incur, issue, assume, enter into a guarantee of or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), or issue any Disqualified Stock or permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the Borrower and any Subsidiary may incur Subordinated Indebtedness that is in existence as of the date hereof.

Notwithstanding anything to contrary herein, Section 7.4(a) above will not prohibit the incurrence of any Permitted Debt.

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For the purposes of determining compliance with this Section 7.4, in the event that an item of proposed Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (27) of the definition of “Permitted Debt,” or is entitled to be incurred pursuant to Section 7.4(a), the Borrower shall be permitted to classify all or a portion of such item of Indebtedness or Disqualified Stock on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock (based on circumstances existing on the date of such reclassification), in any manner that complies with this Section 7.4.

The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the amortization of debt discount, the payment of interest on any Indebtedness in the form of additional Indebtedness, the payment of interest in the form of Capital Stock, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 7.4. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving Indebtedness, provided that if such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding anything to the contrary in this Section 7.4, the maximum amount of Indebtedness that the Borrower or any Subsidiary may incur pursuant to this Section 7.4 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (a) the Fair Market Value of such assets at the date of determination and (b) the amount of the Indebtedness of the other Person.

7.5 Encumbrance. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

7.6 Maintenance of Collateral Accounts. With respect to the Borrower or any Guarantor, maintain any Collateral Account, which, for the avoidance of doubt, does not include Excluded Accounts, except pursuant to the terms of Section 6.6 hereof.

7.7 Restricted Payments.

(a) Effect a Restricted Payment;

Notwithstanding anything to the contrary therein, Section 7.7(a) will not prohibit:

(i) [reserved];

(ii) [reserved]

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(iii) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Borrower or any Subsidiary of the Borrower held by any current or former officer, director, employee or consultant of the Borrower or any Subsidiary or any permitted transferee of the foregoing pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, phantom stock plan or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed One Million Dollars ($1,000,000.00) in any fiscal year (with any unused amount in any calendar year being carried forward and available in the next succeeding year in an aggregate amount not to exceed Two Million Dollars ($2,000,000.00) in any fiscal year); provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(1) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Borrower to officers, directors, employees or consultants of the Borrower, of any of its Subsidiaries or of any of its direct or indirect parent companies that occurs after the Effective Date to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the making of Restricted Payments pursuant to this Section 7.7; plus

(2) the cash proceeds of key man life insurance policies received by the Borrower or any Subsidiary after the Effective Date; and, in addition, cancellation of Indebtedness owing to the Borrower or any Subsidiary from any current or former officer, director or employee (or any permitted transferees thereof) of the Borrower or any Subsidiary in connection with a repurchase of Capital Stock of the Borrower or any Subsidiary from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.7 or any other provisions of this Agreement;

(iv) cashless repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents a portion of the exercise, conversion or exchange price thereof;

(v) the purchase, redemption or other acquisition or retirement for value of Capital Stock (x) deemed to occur upon the exercise or conversion of stock options, warrants, convertible notes or similar rights to acquire Capital Stock to the extent that such Capital Stock represent all or a portion of the exercise, exchange or conversion price of those stock options, phantom stock, warrants, convertible notes or similar rights, or (y) made in lieu of payment of withholding taxes in connection with the vesting of Capital Stock or any exercise or exchange of stock options, phantom stock, warrants, convertible notes or similar rights to acquire such Capital Stock;

(vi) each Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Guarantor;

(vii) repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to a current or former director, officer, employee, manager or director of the Borrower or any of its Subsidiaries (or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) solely to the extent necessary to pay for the taxes payable by such Person upon such grant or award (or upon the vesting thereof);

(viii) [reserved];

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(ix) [reserved];

(x) [reserved];

(xi) payments of intercompany Subordinated Indebtedness, the incurrence of which was permitted under Section 7.4(b);

(xii) payments on any Subordinated Indebtedness permitted under Section 7.4(a) to the extent such payments are expressly permitted under the Permitted Subordination Agreement or the Permitted Subordination Provisions, as applicable, covering such Subordinated Indebtedness;

(xiii) any non-Wholly Owned Subsidiary of the Borrower may make Restricted Payments (which may be in cash) to its shareholders, members or partners generally, so long as the Borrower or the Subsidiary which owns the Capital Stock in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the Capital Stock in the Subsidiary making such Restricted Payment and taking into account the relative preferences, if any, of the various classes of Capital Stock of such Subsidiary); and

(xiv) the payment of cash in lieu of the issuance of fractional shares of Capital Stock in connection with any dividend or split of, or upon exercise, conversion or exchange of warrants, options or other securities exercisable or convertible into, or exchangeable for, Capital Stock of the Borrower or in connection with the issuance of any dividend otherwise permitted to be made under this Section 7.7.

Notwithstanding anything in the foregoing Section 7.7(b), in no event shall the distribution, as a dividend or otherwise, of (A) any Assets or the Material Proceeds be permitted under this Section 7.7 (other than a distribution to the Borrower or a Guarantor), or (B) the Capital Stock of the Borrower or any Guarantor (other than a distribution by the Borrower pursuant to Section 7.7(a)) be permitted under this Section 7.7 .

For purposes of determining compliance with this Section 7.7, if any Restricted Payment (or portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Restricted Payment in any manner that complies with this covenant and may later divide and classify any such Restricted Payment so long as the Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

7.8 Investments. Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

7.9 Transactions with Affiliates.

(a) Complete an Affiliate Transaction.

(b) The following will be deemed not to be Affiliate Transactions and, therefore, will not be subject to this Section 7.9:

(i) any consulting or employment agreement or compensation plan, stock option or stock ownership plan or reasonable and customary officer or director indemnification arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business for the benefit of directors, officers, employees and consultants of the Borrower or its Subsidiaries and payments and transactions pursuant thereto;

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(ii) transactions between or among the Borrower and/or the Subsidiaries;

(iii) payment of reasonable fees or other reasonable compensation to, provision of customary benefits or indemnification agreements to and reimbursement of expenses of directors, officer and employees of the Borrower or any of its Subsidiaries;

(iv) any transaction in which the only consideration paid by the Borrower or any Subsidiary consists of Capital Stock (other than Disqualified Stock) of the Borrower or any contribution of capital to the Borrower;

(v) Restricted Payments as permitted pursuant to Section 7.7;

(vi) transactions pursuant to agreements or arrangements as in effect on the Effective Date, or any amendment, modification, or supplement thereto or replacement thereof (so long as such agreement or arrangement, as so amended, modified or supplemented or replaced, is not materially more disadvantageous, taken as a whole, than such agreement or arrangement as in effect on the Effective Date, as determined in good faith by Borrower);

(vii) purchases or sales of goods and/or services with customers, suppliers, sales agents or sellers of goods and services in the ordinary course of business on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained at the time in a comparable transaction by the Borrower or such Subsidiary with a Person that is not an Affiliate of the Borrower;

(viii) if such Affiliate Transaction is with an Affiliate in its capacity as a holder of Indebtedness of the Borrower or any Subsidiary, a transaction in which such Affiliate is treated no more favorably than the other non-Affiliate holders of Indebtedness of the Borrower or such Subsidiary;

(ix) [reserved];

(x) any Investment of the Borrower or any of its Subsidiaries existing on the Effective Date listed on Schedule 5.9 hereto and Schedule 9 of the Perfection Certificate, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Effective Date;

(xi) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business or transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower or any of its Subsidiaries and not for the purpose of circumventing any provision of this Agreement;

(xii) to the extent permitted under this Agreement, including in compliance with Section 7.3, any merger, consolidation or reorganization of the Borrower with an Affiliate of the Borrower solely for the purpose of (A) forming or collapsing a holding company structure or (B) reincorporating the Borrower in a new jurisdiction;

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(xiii) entering into one or more agreements that provide registration and/or information rights to the security holders of the Borrower or any Subsidiary or any direct or indirect parent of the Borrower or amending such agreement with security holders of the Borrower or any Subsidiary or any direct or any indirect parent of the Borrower;

(xiv) transactions contemplated by, or in connection with, any customary transition services agreement entered into in connection with any Disposition which is permitted hereunder;

(xv) any incurrence of Indebtedness permitted by clauses (6), (7), (10), (18), (19), or (25) of the definition of Permitted Debt;

(xvi) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries; and

(xvii) advances to employees of the Borrower or any of its Subsidiaries made in the ordinary course of business, in a manner that is consistent with past practice.

7.10 Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Revolving Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA with respect to a Pension Plan; (c) permit a Reportable Event or Prohibited Transaction to occur; (d) fail to comply with the federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan, including, without limitation, any Multiemployer Plan or Pension Plan, which could reasonably be expected to result in any liability of the Borrower or any of its Subsidiaries, including any liability to the PBGC or any other Governmental Authority.

7.11 Compliance with Anti-Terrorism Laws. (a) Enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists, (b) offer, pay, promise to pay, or authorize the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (c) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (d) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (e) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

7.12 Limitation on Issuance of Capital Stock. Except for the Borrower, no Guarantor may issue any Capital Stock of such Guarantor (including by way of sales of treasury stock or the issuance of any debt security that is convertible into, or exchangeable for, Capital Stock of such Guarantor) to any Person other than (i) to the Borrower or any other Guarantor, (ii) in connection with the transfer of all of the Capital Stock of such Guarantor otherwise permitted under this Agreement, or (iii) the issuance of director’s qualifying shares or other nominal shares required by law to be held by a Person other than the Borrower or a Guarantor.

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7.13 Amendments to Material Documents. Enter into any amendment, consent or other modification to (i) any document governing any Subordinated Debt or (ii) any Operating Document.

7.14 Minimum Liquidity. Subject to Section 3.6(c), permit, based on the amount calculated as of 11:59 p.m. (New York City Time) on Friday of each week, Qualified Cash to be less than Four Hundred Thousand Dollars ($400,000).

7.15 Inventory / AR Liquidity. Permit the Inventory / AR Liquidity as of 11:59 p.m. (New York City Time) (i) on the last day of any month ending on or prior to May 11, 2025, to be less than Eight Million Dollars ($8,000,000) and (ii) on the last day of any month ending after such date, to be less than Ten Million Dollars ($10,000,000).

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. (a) Immediately upon the Borrower’s failure to make any payment of principal or interest on the Revolving Loan on its due date, (b) [reserved], or (c) if the Borrower fails to pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1(a) hereof).

8.2 Covenant Default.

(a) the Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes; Pensions), 6.5 (Insurance), 6.6 (Collateral Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or the Borrower violates any provision in Section 7.

(b) the Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within three (3) Business Days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the three (3) Business Day period or cannot after diligent attempts by the Borrower or such Subsidiary, as applicable, be cured within such three (3) Business Day period, and such default is likely to be cured within a reasonable time, then the Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Revolving Loans shall be made during such cure period).

8.3 Material Adverse Change. A Material Adverse Change has occurred.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of the Borrower or any of its Subsidiaries or of any entity under control of the Borrower or its Subsidiaries on deposit with any institution at which the Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment (other than a Permitted Lien) is filed against the Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise).

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(b) (i) Any material portion of the Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents the Borrower or any of its Subsidiaries from conducting any material part of its business.

8.5 Insolvency. (a) the Borrower or any of its Subsidiaries is, or becomes, Insolvent; (b) the Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against the Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Revolving Loans shall be extended while the Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed).

8.6 Other Agreements. There is any (a) default and such default continues (after the applicable grace, cure or notice period) in any agreement to which the Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Dollars ($500,000.00) or that could reasonably be expected to have a Material Adverse Change.

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Dollars ($500,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against the Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof.

8.8 Misrepresentations. The Borrower or any of its Subsidiaries or any Person acting for the Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Administrative Agent, Collateral Agent and/or the Lenders or to induce Administrative Agent, Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made.

8.9 Change of Control. The occurrence of a Change in Control.

8.10 Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement; (b) any Guarantor does not perform any obligation or covenant under any Guaranty, after any applicable grace or cure period; (c) any circumstance described in Section 8 occurs with respect to any Guarantor, beyond any applicable grace or cure period; or (d) a Material Adverse Change with respect to any Guarantor.

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8.11 Governmental Approvals; ERISA. (a) Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; (b) (i) the DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against the Borrower or any of its Subsidiaries that causes the Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, marketing and/or selling any of its products material to its business, even if such action is based on previously disclosed conduct; (ii) the Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense (net of insurance proceeds received in cash for such liability) to the Borrower or any of its Subsidiaries of Five Hundred Dollars ($500,000.00) or more; or (iii) the Borrower or any of its Subsidiaries enters into a settlement agreement with the DOJ or other Governmental Authority that results in aggregate liability (net of insurance proceeds received in cash for such liability) as to any single or related series of transactions, incidents or conditions, of One Million Dollars ($1,000,000.00) or more that is unsatisfied, or a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (c) (i) an ERISA Event occurs which has resulted or would reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Change, or (ii) the Borrower or any of its Subsidiaries or ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Change.

8.12 Lien Priority. Except as the result of the action or inaction of the Lenders (including the Lenders’ direction or failure to direct the Collateral Agent to take any action), any Lien created hereunder or by any other Loan Document shall at any time, after the completion of the obligations set out in Section 3.6, fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law or that are permitted to have priority pursuant to this Agreement.

9. RIGHTS AND REMEDIES

9.1 Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, at the direction of Required Lenders, may, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower (with a copy to the Collateral Agent), (ii) by notice to Borrower (with a copy to the Collateral Agent) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by the Lenders) or (iii) by notice to Borrower (with a copy to the Collateral Agent) suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for the Borrower’ benefit under this Agreement or under any other agreement between the Borrower and the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’ benefit under this Agreement or under any other agreement between the Borrower and the Lenders shall be immediately terminated without any action by the Lenders).

(b) Without limiting the rights of the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, the Required Lenders may, without notice or demand, do any or all of the following:

(i) direct Collateral Agent to foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) direct the Administrative Agent to make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;

(iii) direct the Administrative Agent and Collateral Agent to apply to the Obligations any (A) balances and deposits of the Borrower that the Administrative Agent, Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by the Administrative Agent, Collateral Agent or any Lender owing to or for the credit or the account of the Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or

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(iv) commence and prosecute an Insolvency Proceeding or consent to the Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of Administrative Agent, Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Administrative Agent and Collateral Agent shall have the right to, at the written direction of the Required Lenders, without notice or demand, do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Required Lenders consider advisable, notify any Person owing the Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts the Required Lenders consider necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). The Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent (at the direction of the Required Lenders) reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. The Borrower hereby grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, the Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, the Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the ratable benefit of the Secured Parties;

(iv) place a “hold” on any Collateral Account maintained with Administrative Agent, Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive possession of the Borrower’s Books;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of the Borrower or any of its Subsidiaries; and

(vii) subject to clauses (a) and (b) of this Section 9.1, exercise all rights and remedies available to Administrative Agent, Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

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9.2 Power of Attorney. The Borrower hereby irrevocably appoints (without obligation) each of Administrative Agent and Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse the Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign the Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of the Borrower directly with the applicable Account Debtors, for amounts and on terms the Required Lenders determine reasonable; (d) make, settle, and adjust all claims under the Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits (including by filing assignment agreements with the United States Patent and Trademark Office and/or the United States Copyright Office or equivalent in any jurisdiction outside of the United States); and (g) in the case of any Intellectual Property, execute, deliver and have recorded any document that the Required Lenders may request to evidence, effect, publicize or record the Collateral Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of the Borrower relating thereto or represented thereby. The Borrower hereby appoints (without obligation) each of Administrative Agent and Collateral Agent as its lawful attorney-in-fact to sign the Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and the Lenders are under no further obligation to make Revolving Loans hereunder. Administrative Agent’s and Collateral Agent’s foregoing appointments as the Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Administrative Agent’s and Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and the Lenders’ obligation to provide Revolving Loans terminates. The powers conferred on each of the Administrative Agent and Collateral Agent under the powers of attorney hereunder are solely to protect Secured Parties’ interests in the Collateral and shall not impose any duty upon Administrative Agent or Collateral Agent to exercise any such powers.

9.3 Protective Payments. If the Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which the Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Administrative Agent may (but shall not be obligated to) obtain such insurance or make such payment, and all amounts so paid by Administrative Agent are Lenders’ Expenses and Administrative Agent and Collateral Agent Expenses and shall be immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Administrative Agent will make reasonable efforts to provide the Borrower with notice of Administrative Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Administrative Agent are deemed an agreement to make similar payments in the future or Administrative Agent’s waiver of any Event of Default.

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9.4 Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent, Collateral Agent or the Lenders from or on behalf of the Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between the Borrower on the one hand and Administrative Agent, Collateral Agent and Lenders on the other, Administrative Agent, Collateral Agent and the Lenders shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in accordance with subsection (b) below notwithstanding any previous application by Administrative Agent, Collateral Agent or the Lenders, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Administrative Agent and Collateral Agent for payment of any Administrative Agent and Collateral Agent Fees, Administrative Agent and Collateral Agent Expenses and any other Obligations (including any Lenders’ Expenses) owing to the Administrative Agent or Collateral Agent; second, to any other Lenders’ Expenses; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth, to any other Obligations owing to any Lender under the Loan Documents. Any balance remaining shall be delivered to the applicable Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Each Lender shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of the Revolving Loan and the ratable distribution of interest, fees and reimbursements paid or made by the Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to the other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of the Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5 Liability for Collateral. So long as Collateral Agent deals with the Collateral in its possession in the same manner as it deals with similar property held by it as a third party agent, Collateral Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. The Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Administrative Agent, Collateral Agent or any Lender, at any time or times, to require strict performance by the Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Administrative Agent, Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Administrative Agent and/or Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Administrative Agent, Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Administrative Agent, Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Administrative Agent, Collateral Agent or any Lender of one right or remedy is not an election, and any waiver of any Event of Default is not a continuing waiver. Administrative Agent’s, Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

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9.7 Demand Waiver. The Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Administrative Agent, Collateral Agent or any Lender on which the Borrower or any Subsidiary is liable.

9.8 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent (at the direction of the Required Lenders) to exercise the rights and remedies under this Section 9 after the occurrence and during the continuance of an Event of Default as the Collateral Agent shall be lawfully entitled to exercise (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), the Borrower hereby (a) grants to the Collateral Agent, for the ratable benefit of the Secured Parties, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to the Borrower (or applicable grantor)) (“Collateral Agent License”), including in such license the right to use, modify, copy, make derivative works, distribute, license, sublicense or practice any Intellectual Property now owned or hereafter acquired by the Borrower (or any applicable grantor), and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof, provided that with respect to any licenses held by the Borrower, such Collateral Agent License shall receive the licenses allowed or granted in the license and if such assignment or grant is not permitted under the term of such license the Borrower will or will cause the applicable guarantor to cooperate with Collateral Agent and the other Secured Parties to receive the benefits of such Collateral Agent License to the maximum extent possible and (b) irrevocably agrees that the Collateral Agent may sell the Borrower’s Inventory directly to any person, including without limitation persons who have previously purchased the Borrower’s Inventory from the Borrower and in connection with any sale or other enforcement of the Collateral Agent’s rights under this Agreement, may sell Inventory which bears any Trademark owned by or licensed to the Borrower and any Inventory that is covered by any Copyright owned by or licensed to the Borrower and the Collateral Agent may (but shall have no obligation to) finish any work in process and affix any Trademark owned by or licensed to Borrower (or any applicable grantor) and sell such Inventory as provided herein.

9.9 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Collateral Agent and each Lender are hereby authorized at any time or from time to time, without notice to the Borrower or any other Person (other than the Administrative Agent), any such notice being hereby expressly waived (other than with respect to notice to the Administrative Agent), to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Borrower (regardless of whether such balances are then due to the Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of the Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. The Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Revolving Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Revolving Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

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10. NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Administrative Agent, Collateral Agent, Lender or the Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Reed’s Inc. 201 Merritt 7 Norwalk, CT 06851 Attention: Joann Tinnelly

with a copy (which shall not constitute notice) to:	Paul Hastings LLP 71 South Wacker Drive Forty-Fifth Floor Chicago, IL 60606 Attn: Matthew Warren Attn: Zach Cochran

If to Administrative Agent or Collateral Agent:	Cantor Fitzgerald Securities 110 E. 59th Street New York, NY 10022 Attention: R. Yeh

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with a copy to:	Cantor Fitzgerald Securities 900 West Trade Street, Suite 725 Charlotte, NC 28202 Attention: B. Young

with a copy (which shall not constitute notice) to:	Shipman & Goodwin LLP One Constitution Plaza Hartford, CT 06103 Attn: N. Plotkin

If to Lender:	c/o Whitebox Advisors LLC 3033 Excelsior Blvd, Suite 500 Minneapolis, MN 55416 Attn: Jake Mercer, Keith Fisher and Andrew Thau

with a copy (which shall not constitute notice) to:	Paul Hastings LLP 1170 Peachtree Street, Suite 100 Atlanta, GA 30309 Attn: Zach Cochran and James Gallagher

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

11.1 Waiver of Jury Trial. EACH OF BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.

11.2 Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

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11.3 Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Administrative Agent, Collateral Agent and Lenders shall have the right to bring any action or proceeding against the Borrower (or any property of the Borrower) in the court of any other jurisdiction Administrative Agent, Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

11.4 Service of Process. The Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5 Non-exclusive Jurisdiction. Nothing contained in this Section 11 shall affect the right of Administrative Agent, Collateral Agent or Lenders to serve process in any other manner permitted by applicable Requirements of law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

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12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. None of the Borrower nor any other Guarantor may transfer, pledge or assign this Agreement or any rights or obligations under it without the prior written consent of the Required Lenders (which may be granted or withheld in the Required Lenders’ discretion, subject to Section 12.5). The Lenders have the right, to the extent outstanding, without the consent of or notice to the Borrower, to sell, transfer or assign, (any such sale, transfer or assignment, a “Lender Transfer”), in all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents. The Borrower, Administrative Agent and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests in any Revolving Credit Commitment or Revolving Loan so assigned until the Administrative Agent shall have received and accepted an effective assignment agreement, in form set forth in Exhibit G hereto, executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as the Administrative Agent, together (other than in the case of any assignment by a Lender to an Affiliate) with a processing and recordation fee to the Administrative Agent in the amount of Three Thousand Five Hundred Dollars ($3,500.00) to be paid by the assigning Lender (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) and, if the assignee is not a Lender, the assignee shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent and applicable tax forms. Upon receipt of such documents and information the Administrative Agent shall update the Register to reflect any such assignment. The Administrative Agent acting as a non-fiduciary agent of the Borrower shall maintain at one of its offices in the United States a register for the recordation of the names and addresses, the Revolving Credit Commitments and the interest in the Revolving Loans of each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, Administrative Agent, the Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Lender and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice. The Lenders have the right, to the extent outstanding, without the consent of or notice to the Borrower, to grant a participation in all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Collateral Agent, the other Lenders and any other party to the Loan Documents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Revolving Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither the Administrative Agent nor the Collateral Agent (in their capacity as such) shall have any responsibility for maintaining a Participant Register. Notwithstanding the foregoing, the Lender shall not assign its interest in the Loan Documents to any Person who (a) is a competitor of the Borrower or its Subsidiaries, whether as an operating company or direct or indirect parent with voting control over such operating company, or (b) is a Disqualified Lender.

12.2 Indemnification. The Borrower agrees to reimburse and to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents whether in contract, tort or otherwise; and (b) all losses, Administrative Agent and Collateral Agent Expenses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by a final, non-appealable judgement of a court of competent jurisdiction. The Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of the Borrower or its shareholders, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Administrative Agent, Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by a final, non-appealable judgement of a court of competent jurisdiction. This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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12.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.4 Correction of Loan Documents. The Required Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties; provided that no such correction that would affect the rights and duties of the Administrative Agent or Collateral Agent shall be effective without Administrative Agent’s or Collateral Agent’s written consent, respectively.

12.5 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by the Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Revolving Credit Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights or duties of Administrative Agent or Collateral Agent shall be effective without Administrative Agent’s or Collateral Agent’s, respectively, written consent or signature; and

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to the Revolving Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to the Revolving Loan (B) postpone the date fixed for, or waive, any payment of principal of any Revolving Loan or of interest on the Revolving Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize the Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by the Borrower of any of its rights and obligations under any Loan Document or release the Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Revolving Credit Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.5. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

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(b) Other than as expressly provided for in Section 12.5(a)(i)-(a)(iii), the Required Lenders may from time to time designate covenants in this Agreement less restrictive by notification to Borrower.

(c) The Borrower and the Required Lenders shall promptly provide a copy of any executed amendment to the Administrative Agent and the Collateral Agent.

(d) This Agreement (including the Exhibits hereto) and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of the Borrower in Section 12.2 to indemnify each Lender, the Administrative Agent and Collateral Agent, as well as the withholding provision in Section 2.5 hereof, the confidentiality provisions in Section 12.8 and the terms of Exhibit B below, shall survive the termination of this Agreement and the other Loan Documents, the payment in full of the Revolving Loans and the earlier resignation or removal of the Administrative Agent or the Collateral Agent.

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12.8 Confidentiality. In handling any confidential information of the Borrower, each of the Lenders, the Administrative Agent and Collateral Agent shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’, Administrative Agent’s and Collateral Agent’s Subsidiaries, Related Persons or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Revolving Loans (provided, however, the Lenders, the Administrative Agent and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’, Administrative Agent’s or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent or the Required Lenders reasonably consider appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders, Administrative Agent and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders, Administrative Agent and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’, Administrative Agent’s and/or Collateral Agent’s possession when disclosed to the Lenders, Administrative Agent and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders, Administrative Agent or the Collateral Agent; or (ii) is disclosed to the Lenders, Administrative Agent and/or Collateral Agent by a third party, if the Lenders, Administrative Agent and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Administrative Agent, Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis so long as the Administrative Agent, the Collateral Agent and the Lenders do not disclose the identity of the Borrower or the identity of any person associated with the Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8. Notwithstanding anything contained in this Section 12.8, Borrower and Lenders hereby acknowledge and agree that as of the Effective Date, after giving effect to the public announcement of the Transactions, none of the Borrower nor any of its affiliates has provided such Lenders with any material, nonpublic information.

12.9 Right of Set Off. The Borrower hereby grants to Administrative Agent, Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including an Affiliate of the Administrative Agent or Collateral Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of the Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT OR COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

12.10 Cooperation of Borrower. If necessary, the Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of the Revolving Credit Commitment (or portion thereof) or Revolving Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make the Borrower’s management personnel available to meet with the Lenders and prospective participants and assignees of Revolving Credit Commitments, the Revolving Loans or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist the Lenders in the preparation of information relating to the financial affairs of the Borrower as any prospective participant or assignee of the Revolving Credit Commitment (or portions thereof) or Revolving Loan (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, the Borrower authorizes each Lender to disclose to any prospective participant or assignee of the Revolving Credit Commitment (or portions thereof), any and all information in such Lender’s possession concerning the Borrower and its financial affairs which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower prior to entering into this Agreement.

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12.11 Public Announcement; Disclosure of Transaction.

(a) the Borrower hereby agrees that Administrative Agent, Collateral Agent and each Lender, after consultation with the Borrower, may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use the Borrower’s name, tradenames and logos. Notwithstanding the foregoing, such consultation with the Borrower shall not be required for any disclosures by Administrative Agent, Collateral Agent and the Lenders may also make disclosures to the SEC or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.

(b) [reserved].

12.12 Exhibit B Agreement. Administrative Agent, Collateral Agent, the Borrower and the Lenders hereby agree to the terms and conditions set forth on Exhibit B attached hereto.

12.13 Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.

12.14 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as the Borrower has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by the Borrower, effective five (5) Business Days after written notice of termination is given to the Administrative Agent, the Collateral Agent and the Lenders.

12.15 Guaranty. Each of the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of Secured Parties the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)). Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right that any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Obligations then due as aforesaid, accrued and unpaid interest on such Obligations (including interest that, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Obligations then owed to the Secured Parties as aforesaid. This Guaranty is a continuing guaranty and shall remain in effect until all of the Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Obligations. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

REED’S INC.

By	/s/ Norman E. Snyder, Jr.
Name:	Norman E. Snyder, Jr.
Title:	CEO

COLLATERAL AGENT:

CANTOR FITZGERALD SECURITES, as Collateral Agent

By	/s/ Christian Wall
Name:	/s/ Christian Wall
Title:	Head of Fixed Income

ADMINISTRATIVE AGENT:

CANTOR FITZGERALD SECURITIES, as Administrative Agent

By	/s/ Raye Goldsborough
Name:	Raye Goldsborough
Title:	Vice President

[Signature Page to Senior Secured Loan and Security Agreement]

LENDERS:

WHITEBOX RELATIVE VALUE PARTNERS, LP

By	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

WHITEBOX GT FUND, LP

By	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

PANDORA SELECT PARTNERS, LP

By	/s/ Andrew Thau
Name:	Andrew Thau
Title:	Managing Director

[Signature Page to Senior Secured Loan and Security Agreement]

SCHEDULE 1.1(a)

LENDERS AND COMMITMENTS

Lender	Initial Revolving Credit Commitment	Commitment Percentage
Whitebox Relative Value Partners, LP	$3,200,000.00	32.00%
Whitebox GT Fund, LP	$489,000.00	4.89%
Whitebox Multi-Strategy Partners, LP	$5,778,000.00	57.78%
Pandora Select Partners, LP	$533,000.00	5.33%
TOTAL	$10,000,000.00	100.00%

SCHEDULE 1.2

LIENS

None.

SCHEDULE 5.2(a)

DEPOSIT ACCOUNTS

Credit Party	Name of Bank	State of Bank Incorporation	Location of Banking Relationship	Account Numbers
Reed’s, Inc.	City National Bank	California	Santa Monica CA

Merritt 7 Venture LLC	City National Bank	California	Santa Monica CA

SECURITIES ACCOUNTS

Credit Party	Name of Bank	State of Bank Incorporation	Location of Banking Relationship	Account Numbers
None.

SCHEDULE 5.2(c)

BAILEES

[To be provided post-closing.]

SCHEDULE 5.2(e)

MATERIAL AGREEMENTS

None.

SCHEDULE 5.9

STOCK OWNERSHIP

Issuer	Owner	Certificate No.	No. of Shares/ Membership Units	Percent Owned
None.

EXHIBIT A

Description of Collateral

The Collateral consists of each Pledgor’s right, title and interest in and to the following property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, permits issued by the Food and Drug Administration, production processes and manufacturing specifications, General Intangibles, including Intellectual Property (except as noted below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include: (a) [reserved]; (b) any interest of the Borrower as a lessee or sublessee under a real property lease; (c) rights held under a license (but not the proceeds or products thereof) that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); (d) any interest of the Borrower as a lessee under an Equipment lease if the Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by the Borrower, Administrative Agent, Collateral Agent or any Lender; (e) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed); (f) motor vehicles and other similar assets subject to certificates of title or ownership (except to the extent a security interest therein can be perfected by the filing of a financing statement); (g) Excluded Accounts, and (h) the assets as to which the Required Lenders and the Borrower shall reasonably determine, in writing, that the costs or other consequence of obtaining a Lien thereon or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby.

EXHIBIT B

Administrative Agent, Collateral Agent and Lender Terms

1. Appointment of Administrative Agent and Collateral Agent.

(a) Each Lender hereby appoints Cantor Fitzgerald Securities (together with any successor Administrative Agent pursuant to Section 7 of this Exhibit B) as Administrative Agent under the Loan Documents and authorizes Administrative Agent to (i) take such action on its behalf and to exercise such rights, powers and remedies and perform such duties as are expressly delegated to Administrative Agent under the Loan Documents and (ii) exercise such powers as are reasonably incidental thereto.

(b) Each Lender hereby appoints Cantor Fitzgerald Securities (together with any successor Collateral Agent pursuant to Section 7 of this Exhibit B) as Collateral Agent under the Loan Documents and authorizes Collateral Agent to (i) take such action on its behalf and to exercise such rights, powers and remedies and perform such duties as are expressly delegated to Collateral Agent under the Loan Documents and (ii) exercise such powers as are reasonably incidental thereto.

(c) Except for Section 8 of this Exhibit B, the provisions of this Exhibit B are solely for the benefit of Administrative Agent, Collateral Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

(d) Without limiting the generality of clause (a) above, Collateral Agent is hereby authorized (but not obligated) to (i) hold security interests in the Collateral for its benefit and the Administrative Agent’s benefit and the ratable benefit of the Lenders and otherwise act as collateral agent for the Secured Parties for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (ii) take, at the direction of the Required Lenders, such action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (iii) [reserved] and (iv) except as may be otherwise specified in any Loan Document, exercise, at the direction of the Required Lenders, all remedies given to Collateral Agent and the Lenders with respect to the Borrower and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise.

(e) Each of Administrative Agent and Collateral Agent may, upon any term or condition it specifies, perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent or Collateral Agent, as applicable. Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Persons. The exculpatory, indemnification and other provisions of this Exhibit B shall apply to any such sub-agent and to the Related Persons of Administrative Agent, Collateral Agent and any such sub-agent. Neither Administrative Agent nor Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent or Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agents.

(f) Under the Loan Documents, each of the Administrative Agent and Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, “Collateral Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent or Collateral Agent, which terms are used for title purposes only, are not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable law and are intended to create or reflect only an administrative relationship between contracting parties, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each party hereto, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Administrative Agent or Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Except as expressly set forth in the Loan Documents, neither Administrative Agent nor Collateral Agent shall have any duty to disclose, and shall not be liable for failure to disclose, any information relating to the Borrower, any Guarantor or any of their Subsidiaries that is communicated to or obtained by the Administrative Agent or Collateral Agent or any of its Affiliates in any capacity. Documents provided to the Administrative Agent or the Collateral Agent are for informational purposes only, and the Administrative Agent and the Collateral Agent shall have not have actual or constructive knowledge of the information contained therein, including the Borrower’s or the Guarantor’s compliance with its obligations hereunder.

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2. Binding Effect; Reliance on Instructions from Required Lenders.

(a) Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Administrative Agent or Collateral Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent or Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.

(b) If Administrative Agent or Collateral Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document (including instructions by e-mail from the Required Lenders or their counsel), then Administrative Agent or Collateral Agent, as applicable, shall be entitled to refrain from such act or taking such action unless and until Administrative Agent or Collateral Agent, as applicable, shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and Administrative Agent or Collateral Agent, as applicable, shall not incur liability to any Person by reason of so refraining. Each of the Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Administrative Agent or Collateral Agent, as applicable, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Administrative Agent or Collateral Agent, as applicable,, expose Administrative Agent or Collateral Agent, as applicable, to any potential liability or (iii) if Administrative Agent or Collateral Agent, as applicable, shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any liability for, and no person shall have any right of action whatsoever against Collateral Agent as a result of, Administrative Agent or Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable. Notwithstanding anything contained in this Agreement or the other Loan Document to the contrary, without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent and the Collateral Agent under the Loan Documents (including without limitation this Exhibit B), phrases such as “satisfactory to the [Administrative][Collateral] Agent,” “approved by the [Administrative][Collateral]Agent,” “acceptable to the Collateral Agent,” “as determined by the [Administrative][Collateral]Agent,” “designed by the [Administrative][Collateral]Agent”, “specified by the [Administrative][Collateral]Agent”, “in the [Administrative][Collateral]Agent’s discretion,” “selected by the [Administrative][Collateral]Agent,” “elected by the [Administrative][Collateral]Agent,” “requested by the [Administrative][Collateral]Agent,” “in the opinion of the [Administrative][Collateral]Agent,” and phrases of similar import that authorize or permit the Administrative Agent or the Collateral Agent to approve, disapprove, determine, act, evaluate or decline to act in its discretion shall be subject to the Administrative Agent or the Collateral Agent, as applicable, receiving a direction of the Required Lenders to take such action or to exercise such rights.

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3. Reliance, Etc. Each of the Administrative Agent and the Collateral Agent may, without incurring any liability hereunder, (a) consult with and rely upon any of its Related Persons and, whether or not selected by it, any other legal counsel, advisors, accountants and other experts (including legal counsel and advisors to, and accountants and experts engaged by, the Borrower), and take or omit to take any action in accordance with the advice of any such legal counsel, advisors, accountants and other experts, and (b) rely and act upon any notice, consent, certificate, instruction, direction or other document and information (including those transmitted by electronic transmission) and any telephone message or conversation or other oral statement, in each case believed by it to be genuine and to have been transmitted, signed or otherwise authenticated by the appropriate parties. None of Administrative Agent, Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waives and shall not assert (and the Borrower and each Guarantor hereby waives and agrees not to assert shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Administrative Agent or Collateral Agent, as applicable, or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Administrative Agent or Collateral Agent, as applicable, expressly set forth herein. Without limiting the foregoing, neither the Administrative Agent nor the Collateral Agent: (i) shall be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Administrative Agent or Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes any warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of the Borrower or any Related Person of the Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to the Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders by the Administrative Agent or the Collateral Agent, as applicable) omitted to be transmitted by Administrative Agent or Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent or Collateral Agent in connection with the Loan Documents; and (iv) shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived (including, without limitation, any condition set forth in Section 3 of this Agreement), as to the financial condition of the Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and neither the Administrative Agent nor the Collateral Agent shall be deemed to have notice or knowledge of such occurrence or continuation of any Event of Default unless it has received a written notice from the Borrower or the Required Lenders describing such Event of Default that is clearly labeled “notice of default”. For each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower and each Guarantor hereby waives and agrees not to assert and shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Administrative Agent or Collateral Agent based thereon.

4. Agent Individually. Administrative Agent, Collateral Agent and their respective Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, the Borrower or any Affiliate of the Borrower as though it were not acting as Administrative Agent or Collateral Agent, as applicable, and may receive separate fees and other payments therefor. To the extent Administrative Agent, Collateral Agent or any of their respective Affiliates becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Administrative Agent, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

5. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent, Collateral Agent, any other Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or Collateral Agent or any of their Related Persons, conducted its own independent investigation of the financial condition and affairs of the Borrower and has made and will continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Neither Administrative Agent nor Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of Administrative Agent, Collateral Agent or any of their respective Related Persons.

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6. Indemnification. Each Lender agrees to reimburse Administrative Agent and Collateral Agent and each of their respective Related Persons (to the extent not reimbursed by the Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any Taxes or insurance paid in the name of, or on behalf of, the Borrower) incurred by Administrative Agent, Collateral Agent or any of their respective Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document (such costs and expenses, collectively, “Administrative Agent and Collateral Agent Expenses”). Each Lender further agrees to indemnify Administrative Agent, Collateral Agent and each of their respective Related Persons (to the extent not reimbursed by the Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, Taxes imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Administrative Agent, Collateral Agent or any of their respective Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent, Collateral Agent or any of their respective Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Administrative Agent, Collateral Agent or any of their respective Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Administrative Agent or Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, each of Administrative Agent and Collateral Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that Administrative Agent or Collateral Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or if Administrative Agent or Collateral Agent reasonably determines that it was required to withhold Taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Administrative Agent and Collateral Agent fully for all amounts paid, directly or indirectly, by Administrative Agent or Collateral Agent, as applicable, as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Administrative Agent or Collateral Agent, as applicable. Each of Administrative Agent and Collateral Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Administrative Agent or Collateral Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Exhibit B. The obligations of the Lenders pursuant to this Section 6 of this Exhibit B shall survive the termination of this Agreement and the other Loan Documents, the payment in full of the Revolving Loans and the earlier resignation or removal of the Administrative Agent or the Collateral Agent.

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7. Successor Agents.

a.	Administrative Agent or Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. The Required Lenders may deliver thirty (30) days’ notice of removal to the Administrative Agent or Collateral Agent, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable. If, after thirty (30) days after the date of the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or the Required Lenders’ notice of removal, no successor Administrative Agent or Collateral Agent has been appointed by the Required Lenders and has accepted such appointment, then the retiring Administrative Agent or Collateral Agent, as applicable, may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, from among the Lenders or petition a court of competent jurisdiction to appoint a successor Administrative Agent or Collateral Agent, as applicable. Effective immediately upon its resignation, (a) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Administrative Agent or Collateral Agent, as applicable, until a successor Administrative Agent or Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Administrative Agent or Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent or Collateral Agent was, or because such Administrative Agent or Collateral Agent had been, validly acting as Administrative Agent or Collateral Agent under the Loan Documents, and (d) subject to its rights under Section 2(b) of this Exhibit B, the retiring Administrative Agent or Collateral Agent, as applicable, shall take such action as may be reasonably requested by the Required Lenders to assign to the successor Administrative Agent or Collateral Agent its rights as Administrative Agent or Collateral Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent or Collateral Agent, a successor Administrative Agent or Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent under the Loan Documents (other than any rights to indemnity, payment and reimbursement rights of the retiring Administrative Agent or Collateral Agent, as applicable). After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder, the provisions of this Exhibit B and Section 11 and Sections 12.2 and 12.9 of the Agreement shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub agents and their respective Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent and during the transition of the administrative agent or collateral agent role to the successor Administrative Agent or Collateral Agent.

b.	Notwithstanding anything to the contrary contained herein or in any related document, any corporation into which the Administrative Agent or Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Administrative Agent or Collateral Agent shall be a party, or any corporation succeeding to the business of the Administrative Agent or Collateral Agent shall be the successor of the Administrative Agent or Collateral Agent, as applicable, hereunder without the execution or filing of any paper with any Person or any further act on the part of any Person.

8. Release of Collateral.

(a) At such time as the Revolving Loans and the other Obligations shall have been paid in full (other than contingent indemnification obligations in which no claim has been made), the Collateral shall be released from the Liens created under the Loan Documents, and the Loan Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and the Borrower and each Guarantor shall terminate, all without delivery of any instrument or any further action by any party, and all rights to the Collateral shall revert to the applicable Borrower or Guarantor. At the request and sole expense of the Borrower following any such termination, the Collateral Agent shall deliver to the applicable Borrower or Guarantor, any Collateral held by the Collateral Agent hereunder, and execute and deliver to the applicable Borrower or Guarantor such documents as such Borrower or Guarantor, as applicable, shall reasonably request and prepare (in form reasonably satisfactory to the Collateral Agent) to evidence such termination.

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(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower or Guarantor, as applicable, in a transaction permitted under the Loan Documents, then the Lien created pursuant to the Loan Documents in such Collateral shall automatically be released. Without limiting the foregoing, each Lender hereby consents to the release and hereby directs Administrative Agent and/or Collateral Agent, as applicable, at the sole cost and expense of the Borrower, to release (or in the case of clause (b)(ii) below, release or subordinate) the following:

i. any Guarantor if all of the stock of such Subsidiary owned directly or indirectly by the Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document, provided that the Borrower shall have provided to Administrative Agent and Collateral Agent a certificate of a Responsible Officer stating that such transaction and the execution of any document evidencing such release by the Administrative Agent or Collateral Agent or the Administrative Agent’s or Collateral Agent’s authorizing such release, as applicable, is permitted under the Loan Documents (and each Lender hereby authorizes and directs Collateral Agent to conclusively rely on such certificate in performing its obligations under this clause (b)(i) and agrees that the Collateral Agent shall incur no liability for acting in reliance upon such certificate); and

ii. any Lien held by Collateral Agent for the benefit of the Secured Parties against any Collateral that is sold or otherwise disposed of by the Borrower in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), provided that the Borrower shall have provided to Collateral Agent a certificate of a Responsible Officer stating that such transaction and the execution of any document evidencing such release by the Collateral Agent or the Collateral Agent’s authorizing such release, as applicable, is permitted under the Loan Documents (and each Lender hereby authorizes and directs Collateral Agent to conclusively rely on such certificate in performing its obligations under this clause (b)(ii) and agrees that the Collateral Agent shall incur no liability for acting in reliance upon such certificate).

(c) In addition, each Lender hereby consents to the release and hereby directs Collateral Agent, and the Collateral Agent shall, at the sole cost and expense of the Borrower, to enter into non-disturbance or similar agreements (in form and substance satisfactory to the Collateral Agent and the Required Lenders) with licensees of the Borrower or any of its Subsidiaries’ Intellectual Property, to the extent reasonably requested by the Borrower, in connection with any collaboration, development, commercialization or other licensing transaction permitted by the Loan Documents; provided that Borrower shall have provided to Collateral Agent a certificate of a Responsible Officer stating that such transaction and the execution and delivery (or authorization) of such release, non-disturbance or similar agreement, as applicable, is permitted under the Loan Documents (and each Lender hereby authorizes and directs Collateral Agent to conclusively rely on such certificate in performing its obligations under this paragraph and agrees that the Collateral Agent shall incur no liability for acting in reliance upon such certificate).

For the avoidance of doubt, this Section 8 shall inure to the benefit of the Borrower and Guarantors, and each of their respective successors and assigns.

9. Exculpatory Provisions.

(a) Neither Administrative Agent nor Collateral Agent shall have any duties or obligations except those expressly set forth in this Agreement and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent shall:

(i) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

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(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement or by the other Loan Documents that Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in this Agreement or in the other Loan Documents) (including direction by e-mail from counsel to the Required Lenders); and in all cases each of the Administrative Agent and Collateral Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action; provided that neither Administrative Agent nor Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any applicable Loan Document or Requirement of Law;

(iii) (x) except as expressly set forth herein and in the other applicable Loan Documents, have any duty to disclose, or (y) be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity; and

(iv) be liable for any apportionment or distribution of payments made by it in good faith and, if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

(b) Neither Administrative Agent nor Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent of, or at the request of, the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Neither Administrative Agent nor Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to Administrative Agent or Collateral Agent, as applicable, in writing by the Borrower or the Required Lenders. Each of the Administrative Agent and the Collateral Agent shall be entitled to request written instructions, or clarification of any instruction or request, from the Required Lenders (or, if the relevant Loan Document expressly stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion, and each of Administrative Agent and Collateral Agent may without any liability hereunder or under any other Loan Document refrain from acting unless and until it receives those written instructions or that clarification, together with indemnity and/or security satisfactory to it. In the absence of such written instructions, each of the Administrative Agent and Collateral Agent may (but shall have no obligation to) act (or refrain from acting) as it considers to be in accordance with this Agreement or the applicable Loan Documents. The instructions as aforesaid and any action taken or failure to act pursuant thereto by Administrative Agent or Collateral Agent shall be binding on all of the Lenders.

(c) Neither Administrative Agent nor Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to it, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower, any Guarantor or any other obligor or guarantor, or (vii) any failure by the Borrower or Guarantor or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements, or other terms or conditions set forth herein or therein.

(d) Neither Administrative Agent nor Collateral Agent shall be obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

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(e) Neither Administrative Agent nor Collateral Agent shall be responsible for any unsuitability, inadequacy, expiration or unfitness of any security interest created hereunder or pursuant to any other Loan Document nor shall it be obligated to make any investigation into, and shall be entitled to assume, the adequacy and fitness of any security interest created hereunder or pursuant to any other Loan Document.

(f) Neither Administrative Agent nor Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations hereunder or any other Loan Document arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(g) Neither Administrative Agent nor Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Collateral Agent’s Liens thereon, or any certificate prepared by any party in connection therewith, and neither Administrative Agent nor Collateral Agent have any duty to (and neither the Administrative Agent nor the Collateral Agent shall be responsible or liable to the Lenders or any other Person for any failure to) monitor, maintain or preserve any portion of the Collateral, any security interests of Collateral Agent therein or any filings, registrations, or recordings made with respect thereto. Neither Administrative Agent nor Collateral Agent shall have any obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by the Borrower or is insured or has been encumbered, or that the liens and security interests granted to Collateral Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

(h) Notwithstanding anything herein or in any Loan Document to the contrary, neither Administrative Agent nor Collateral Agent shall be responsible for, nor chargeable with, knowledge of the content, terms and conditions of, or have any duty or obligation under, any other agreement, instrument, or document to which it is not a party, or the occurrence of any event described therein) whether or not an original or a copy of such agreement, instrument or document has been provided to the Administrative Agent or the Collateral Agent. In no event shall the Administrative Agent or Collateral Agent have any duties or obligations.

(i) The rights, privileges, protections, immunities and benefits given to the Administrative Agent and the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable: (i) by the Administrative Agent and Collateral Agent in each Loan Document and any other document related hereto or thereto to which it is a party and (ii) the entity serving as Administrative Agent or Collateral Agent in each of its capacities hereunder and in each of its capacities under any Loan Document whether or not specifically set forth therein and each agent, custodian and other Person employed to act hereunder and under any Loan Document or related document, as the case may be.

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EXHIBIT C

Taxes; Increased Costs.

1. Defined Terms. For purposes of this Exhibit C:

(a) “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

(b) “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Revolving Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Revolving Loan or Revolving Credit Commitment (other than any assignment requested by the Borrower) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this Exhibit C, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Exhibit C and (iv) any U.S. federal withholding Taxes imposed under FATCA.

(c) “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

(d) “Foreign Lender” means a Lender that is not a U.S. Person.

(e) “Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment or deemed payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

(f) “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).

(g) “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than any assignment requested by the Borrower).

(h) “Recipient” means the Administrative Agent, Collateral Agent or any Lender, as applicable.

(i) “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

(j) “Withholding Agent” means either the Borrower or the Administrative Agent, as applicable.

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2. Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and with the Borrower applicable to additional sums payable under this Exhibit C) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3. Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

4. Indemnification by Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Exhibit C) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by any Recipient (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

5. Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent and Collateral Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified Administrative Agent or Collateral Agent, as applicable, for such Indemnified Taxes and without limiting the obligation of such Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.1 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent or Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent or Collateral Agent, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent or Collateral Agent to the Lender from any other source against any amount due to Administrative Agent or Collateral Agent under this Section 5.

6. Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to the provisions of this Exhibit C, the Borrower shall deliver to the applicable Recipient (with a copy to the Administrative Agent) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Recipient.

7. Status of Lenders.

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Exhibit C) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(b) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(i) any Lender that is a U.S. Person shall deliver to such Borrower and Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or Administrative Agent), whichever of the following is applicable:

A. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

B. executed copies of IRS Form W-8ECI;

C. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender (or other applicable Person) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to such Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

D. to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

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(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to such Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or Administrative Agent as may be necessary for such Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrower and Administrative Agent in writing of its legal inability to do so.

8. Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Exhibit C (including by the payment of additional amounts pursuant to the provisions of this Exhibit C), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Exhibit C with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9. Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, exchanging, continuing or maintaining the Revolving Loan or of maintaining its obligation to make the Revolving Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.

10. Survival. Each party’s obligations under the provisions of this Exhibit C shall survive the resignation or replacement of Administrative Agent or Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

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EXHIBIT D

Cantor Fitzgerald Securities,

as Administrative Agent (the “Administrative Agent”)

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Loan and Security Agreement, dated as of November 14, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Reed’s, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and Cantor Fitzgerald Securities, in its capacity as Administrative Agent and Collateral Agent thereunder. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

1.	The requested date of the proposed Borrowing shall be [___][1] (for the avoidance of doubt, such date shall be a Business Day).

2.	The Borrower requests a Borrowing constituting a Revolving Loan in the principal amount of [$___________].[2]

3.	The account to be credited with the proceeds of the Borrowing is the [Account], located at [___________] with account number [___________].[3]

4.	The undersigned hereby certifies on behalf of Borrower [and the other Loan Parties] that, as of the date hereof, the conditions set forth in Section 3.1 of the Credit Agreement have been satisfied, and that the conditions set forth in Sections [3.2/3.3] of the Credit Agreement shall be satisfied as of the Funding Date.

5.	The undersigned hereby certifies on behalf of Borrower [and the other Loan Parties] that:

i.	the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on such Funding Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and; and

ii.	no Event of Default has occurred and is continuing or will result from the funding of the Revolving Loan.

6.	[Following the borrowing of the Revolving Loans, the Borrower has not made more than two borrowings of Revolving Loans during the fiscal month the Borrowing will occur.][4]

7.	This Borrowing Request complies with Section 2.9 of the Credit Agreement.

[Signature Page Follows]

1 The Borrowing Request must be received by the Administrative Agent not later than three (3) Business Days prior to the requested Borrowing.

2 Revolving Loan requests to be in minimum amount of $1,000,000 and shall be an integral multiple of $500,000.

3 Insert wire instructions for Account.

4 Insert for Revolving Loans after the Effective Date.

1

Very truly yours,

REED’S, INC.,
as Borrower

By:
Name:
Title:

[Signature Page for Borrowing Request]

EXHIBIT E

Compliance Certificate

TO:	CANTOR FITZGERALD SECURITIES, as Administrative Agent and WHITEBOX ADVISORS LLC, as Lender

FROM:	[REED’S INC.]

The undersigned authorized officer (“Officer”) of Reed’s Inc. (“the Borrower”), hereby certifies that in accordance with the terms and conditions of the Senior Secured Loan and Security Agreement dated as of November 14, 2024, by and among the Borrower, Administrative Agent, Collateral Agent, the Lenders and other Persons from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a)	the Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; and

(b)	There are no defaults or Events of Default, except as noted below.

Attached are the required documents, if any, supporting our certification(s). The Officer, on behalf of the Borrower, further certifies that the attached financial statements are prepared under generally accepted accounting principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	Quarterly financial statements	Quarterly within 45 days after first 3 quarters		Yes	No	N/A
2)	Annual (CPA Audited) statements	Within 90 days after FYE		Yes	No	N/A
3)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within earlier 10 days of approval or March 15)		Yes	No	N/A
4)	Compliance Certificate	Concurrently with the monthly, quarterly and annual statements		Yes	No	N/A
5)	Copies of material correspondence with Governmental Authorities	Within 5 days after documents are sent/received		Yes	No	N/A
6)	Updated Perfection Certificate	Every 12 months		Yes	No	N/A

1

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Financial Covenants

Minimum Liquidity Requirement (period ending _______)	Qualified Cash	Complies with Minimum Liquidity Requirement (Is Qualified Cash greater than $[__] million on each day during the applicable month?)
[Please attach evidence with respect to the Minimum Liquidity Requirement calculation for each day of the month]		Yes	No	N/A

Other Matters

1)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

2)	Have there been any new or pending claims or causes of action against the Borrower that involve more than Five Hundred Thousand Dollars ($500,000.00)?	Yes	No

3)	Has Borrower provided the Administrative Agent, the Collateral Agent and the Lenders with all notices required to be delivered under Sections 6.2(a) and 6.2(b) of the Loan Agreement?	Yes	No

2

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

REED’S INC.

By:

Name:

Title:

Date:

3

EXHIBIT F

CORPORATE BORROWING CERTIFICATE

Borrower:	REED’S INC.	Date: November 14, 2024

Lender[s]:	CANTOR FITZGERALD SECURITIES, as Administrative Agent and [_______], as Lender

I hereby certify as follows, as of the date set forth above:

1.	I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2.	The Borrower’s exact legal names are set forth above. The Borrower is a corporation existing under the laws of the State of Delaware.

3.	Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which the Borrower is incorporated as set forth in paragraph 2 above; and (ii) the Borrower’s Bylaws. Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4.	The following resolutions were duly and validly adopted by the Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

[Balance of Page Intentionally Left Blank]

Resolved, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of the Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

Norman E Snyder Jr	Chief Executive Officer		☒

Joann Tinnelly	Chief Financial Officer & Secretary		☒

☐
☐

Resolved Further, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of the Borrower.

Resolved Further, that such individuals may, on behalf of the Borrower:

Borrow Money. Borrow money from the Lenders.

Execute Loan Documents. Execute any loan documents any Lender requires.

Grant Security. Grant Collateral Agent a security interest in any of the Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which the Borrower has an interest and receive cash or otherwise use the proceeds.

Pay Fees. Pay fees under the Loan Agreement or any other Loan Document.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive the Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

Resolved Further, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

[Balance of Page Intentionally Left Blank]

2

5.	The persons listed above are the Borrower’s officers or employees with their titles and signatures shown next to their names.

By:	Reed’s Inc.
Name:	Joann Tinnelly
Title:	Chief Financial Officer & Secretary

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of the Borrower.

I, the Chief Executive Officer of the Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:	Reed’s Inc.
Name:	Norman E Snyder, Jr.
Title:	Chief Executive Officer

[Signature Page to Corporate Borrowing Certificate]

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Senior Secured Loan and Security Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee, and the interpretative provisions in the Loan Agreement shall apply herein, mutatis mutandis. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:____________________________________________________________________

2.	Assignee:____________________________________________________________________

[and is an Affiliate/Approved Fund of [identify Lender]5]

3.	Administrative Borrower: Reed’s Inc., a Delaware corporation.

4.	Administrative Agent: Cantor Fitzgerald Securities, as the Administrative Agent under the Loan Agreement.

5.	Loan Agreement: The Senior Secured Loan and Security Agreement dated as of November 14, 2024, among the Borrower, the other Subsidiaries from time to time party thereto, the Lenders and other Persons from time to time party thereto, and Cantor Fitzgerald Securities, as Administrative Agent and as Collateral Agent.

5 Select as applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Revolving Credit Commitment for all Lenders[6]	Amount of Revolving Credit Commitment Assigned3	Percentage Assigned of Revolving Credit Commitment [7]
	$	$		%
	$	$		%
	$	$		%

[7.	Trade Date:________________________________________________________________ .][8]

[Page break]

6 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

7 Set forth, to at least 9 decimals, as a percentage of the Revolving Credit Commitment of all Lenders thereunder.

8 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [To be inserted by Administrative Agent and which shall be the Effective Date of Recordation of Transfer in the Register therefor.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

Assignor:

[Name of Assignor]

By:
Name:
Title:

Assignee:

[Name of Assignee]

By:
Name:
Title:

Consented to and Accepted:

CANTOR FITZGERALD SECURITIES,
as Administrative Agent

By:
Name:
Title:

Annex 1

Standard Terms and Conditions for
Assignment and Assumption

1.	Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 12.1 and the definition of “Required Lender” under the Loan Agreement (subject to such consents, if any, as may be required under Section 12.1 of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments.

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. The validity of this Assignment and Assumption and the other Loan Documents (unless expressly provided to the contrary in another Loan Document in respect of such other Loan Document), the construction, interpretation, and enforcement hereof and thereof, and the rights of the parties hereto and thereto with respect to all matters arising hereunder or thereunder or related hereto or thereto shall be determined under, governed by, and construed in accordance with the laws of the state of New York without giving effect to the conflict of laws principles.

EXHIBIT G

[FORM OF] SOLVENCY CERTIFICATE

November 14, 2024

Pursuant to Section 3.2(h) of the Senior Secured Loan and Security Agreement, dated as of the date hereof (as amended, restated, amended and restated, refinanced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Cantor Fitzgerald Securities, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”), the other lenders listed on Schedule 1.1(a) thereof or otherwise party thereto from time to time (each a “Lender” and collectively, the “Lenders”), Reed’s Inc., a Delaware corporation (the “Borrower”), and the other Subsidiaries from time to time party thereto (the “Guarantors”), I, Joann Tinnelly, certify that I am the duly appointed, qualified and acting chief financial officer (or other officer with reasonably equivalent duties) of the Borrower, and, in such capacity and not in my individual capacity (and without personal liability), certify that based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof):

On the date hereof, immediately after giving effect to the consummation of the Transactions on the Effective Date, the Borrower and its Subsidiaries (on a consolidated basis), (a) have property with fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the transactions contemplated by the Loan Documents. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Remainder of page intentionally left blank.]

REED’S INC., as the Borrower

By:
Name:	Joann Tinnelly
Title:	Chief Financial Officer & Secretary